Exhibit 10.2

LOAN AND SECURITY AGREEMENT

by and among

HUFFY CORPORATION

ROYCE UNION BICYCLE COMPANY

HUFFY SERVICE FIRST, INC.

AMERICAN SPORTS DESIGN COMPANY

WASHINGTON INVENTORY SERVICE,

as Borrowers

HUFFY BRANDS COMPANY

HCAC, INC.

HUFCO-DELAWARE COMPANY

HUFFY SPORTS, INC.

HUFFY RISK MANAGEMENT, INC.,

as Guarantors

and

CONGRESS FINANCIAL CORPORATION (CENTRAL),

as Agent

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

Dated: January 26, 2000

TABLE OF CONTENTS

SECTION 1. DEFINITIONS 1

SECTION 2. CREDIT FACILITIES 29

2.1 Revolving Loan Facility 29

2.2 Letter of Credit Accommodations 30

2.3 Commitments 33

2.4 Maximum Credit; Inventory Loan Limit 33

SECTION 3. INTEREST AND FEES 33

3.1 Interest 33

3.2 Changes in Laws and Increased Costs of Loans 35

3.3 Fees 36

SECTION 4. CONDITIONS PRECEDENT 36

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations 36

4.2 Conditions Precedent to All Loans and Letter of Credit

Accommodations 38

SECTION 5. SECURITY INTEREST 39

SECTION 6. COLLECTION AND ADMINISTRATION 40

6.1 Borrowers' Loan Account 40

6.2 Statements 40

6.3 Collection of Accounts 40

6.4 Payments 42

6.5 Mandatory Prepayments 43

6.6 Taxes 45

6.7 Authorization to Make Loans 47

6.8 Appointment of Agent for Requesting Loans and Receipts of

Loans and Statements 48

6.9 Authorization to Make Loans 48

6.10 Use of Proceeds 48

6.11 Pro Rata Treatment 49

6.12 Sharing of Payments, Etc. 49

6.13 Settlement Procedures 50

SECTION 7. COLLATERAL REPORTING AND COVENANTS 52

7.1 Collateral Reporting 52

7.2 Accounts Covenants 53

7.3 Inventory Covenants 55

7.4 Equipment Covenants 56

7.5 Power of Attorney 56

7.6 Bills of Lading and Other Documents of Title 57

7.7 Right to Cure 57

7.8 Access to Premises 58

SECTION 8. REPRESENTATIONS AND WARRANTIES 58

8.1 Corporate Existence, Power and Authority; Subsidiaries 58

8.2 Financial Statements; No Material Adverse Change. 59

8.3 Chief Executive Office; Collateral Locations. 59

8.4 Priority of Liens; Title to Properties 59

8.5 Tax Returns 60

8.6 Litigation 60

8.7 Compliance with Other Agreements and Applicable Laws 60

8.8 Environmental Compliance. 61

8.9 Employee Benefits 62

8.10 Bank Accounts 63

8.11 Intellectual Property 63

8.12 Financial Statements 63

8.13 Disclosure 64

8.14 Governmental Authority 64

8.15 Capitalization 65

8.16 Labor Disputes 65

8.17 Corporate Name; Prior Transactions 65

8.18 Restrictions on Subsidiaries 65

8.19 Accuracy and Completeness of Information 66

8.20 Survival of Warranties; Cumulative 66

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS 66

9.1 Maintenance of Existence 66

9.2 New Collateral Locations 66

9.3 Compliance with Laws, Regulations, Etc 67

9.4 Payment of Taxes and Claims 68

9.5 Insurance 68

9.6 Financial Statements and Other Information 69

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc 71

9.8 Encumbrances 73

9.9 Indebtedness 74

9.10 Loans, Investments, Guarantees, Etc 84

9.11 Dividends and Redemptions 86

9.12 Transactions with Affiliates 87

9.13 Minimum EBITDA 88

9.14 Changes in Business 89

9.15 Sale and Leasebacks 89

9.16 Compliance with ERISA 89

9.17 Additional Bank Accounts. 90

9.18 End of Fiscal Years; Fiscal Quarters 90

9.20 Year 2000 Compliance 90

9.21 Costs and Expenses. 90

9.22 Further Assurances 91

SECTION 10. EVENTS OF DEFAULT AND REMEDIES 91

10.1 Events of Default 91

10.2 Remedies 93

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS
AND CONSENTS; GOVERNING LAW 95

11.1 Governing Law; Choice of Forum; Service of Process; Jury

Trial Waiver 95

11.2 Waiver of Notices 96

11.3 Amendments and Waivers 97

11.4 Confidentiality 98

11.5 Waiver of Counterclaims 99

11.6 Indemnification 99

SECTION 12. THE AGENT 100

12.1 Appointment, Powers and Immunities 100

12.2 Reliance by Agent 100

12.3 Events of Default 101

12.4 Congress in its Individual Capacity 101

12.5 Indemnification 102

12.6 Non-Reliance on Agent and Other Lenders 102

12.7 Failure to Act 102

12.8 Additional Loans 102

12.9 Concerning the Collateral and the Related Financing

Agreements 103

12.10 Field Audit, Examination Reports and other Information;

Disclaimer by Lenders 103

12.11 Collateral Matters 105

12.12 Agency for Perfection 106

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS 106

13.1 Term 106

13.2 Interpretative Provisions 107

13.3 Notices 108

13.4 Partial Invalidity 108

13.5 Successors 109

13.6 Assignments; Participations. 109

13.7 Participant's Security Interests 112

13.8 Entire Agreement 112

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A Form of Assignment and Acceptance

Exhibit B Form of Compliance Certificate

Schedule 1.8 Bank One Letters of Credit

Schedule 1.108 List of Term Loan Lender Agreements

Schedules 6.6 Authorized Persons

Schedule 8.1 Subsidiaries

Schedule 8.2 Material Adverse Changes

Schedule 8.3 List of Locations

Schedule 8.4 Existing Liens

Schedule 8.5 Tax Audit Issues

Schedule 8.7 Existing Defaults

Schedule 8.6 Pending Litigation

Schedule 8.8 Environmental Matters

Schedule 8.9 ERISA Matters

Schedule 8.10 List of Bank Accounts

Schedule 8.11 Intellectual Property

Schedule 8.12 Pro Forma Balance Sheet and Cash Flow Projections

Schedule 8.16 Labor Disputes

Schedule 8.17 Corporate Name; Prior Transactions

Schedule 9.9 Existing Indebtedness

Schedule 9.10 Loans, Investments, Guarantees

Schedule 9.13 Minimum EBITDA Requirements

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated January 26, 2000, is entered into by and among Huffy Corporation, an Ohio corporation ("Huffy"), Royce Union Bicycle Company, an Ohio corporation ("Royce"), Huffy Service First, Inc., an Ohio corporation ("Huffy Service"), American Sports Design Company, an Ohio corporation ("American"), Washington Inventory Service, a California corporation ("Washington", and together with Huffy, Royce, Huffy Service and American, each individually, a "Borrower" and collectively, "Borrowers"), Huffy Risk Management, Inc., an Ohio corporation ("HRMI"), Huffy Brands Company, an Ohio corporation, as successor by merger with Hufco Company ("Huffy Brands"), HCAC, Inc., an Ohio corporation, formerly known as True Temper Hardware Company ("HCAC"), Hufco-Delaware Company, a Delaware corporation, formerly known as Gerry Baby Products Company ("Hufco-Delaware") and Huffy Sports, Inc., a Wisconsin corporation, formerly known as Gerry Wood Products Company ("Huffy Sports", and together with HRMI, Huffy Brands, HCAC and Hufco-Delaware, each individually a "Guarantor" and collectively, "Guarantors"), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and, collectively, "Lenders"), Congress Financial Corporation (Central), an Illinois corporation, in its capacity as administrative and collateral agent for Lenders (in such capacity, "Agent").

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into certain financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as administrative and collateral agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 "Accounts" shall mean, as to each Borrower, all present and future rights of such Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3 "Affiliates" shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of voting securities of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of voting securities or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director or officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.4 "Agent" shall mean Congress Financial Corporation (Central) in its capacity as administrative and collateral agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor administrative and collateral agent hereunder.

1.5 "Asset Sale" shall mean, for any Person, (a) any direct or indirect sale, lease, conveyance or other disposition (including, without limitation, by way of merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such Person in one or series of transactions of any property or assets of such Person or any of its Subsidiaries (including, without limitation, any disposition pursuant to sale and leaseback transactions and any sale or other disposition of outstanding or newly issued shares of Capital Stock or other securities of any of the Subsidiaries of such Person or by any Subsidiary of such Person) and (b) any other sale, disposition or other realization upon any property or assets of such person or any of its Subsidiaries; except in each case for sales or other dispositions in the ordinary course of business consistent with current practices of such Person as of the date hereof.

1.6 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.6 hereof.

1.7 "Bank One" shall mean Bank One, N.A., a national banking association, successor by merger to Bank One, Dayton, N.A., Bank One Michigan, N.A. and NBD Bank, N.A., and its successors and assigns.

1.8 "Bank One Letters of Credit" shall mean, collectively, the letters of credit outstanding on the date hereof issued by Bank One for the account of Huffy and listed on Schedule 1.8 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.9 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

1.10 "Borrowers" shall mean, collectively, the following (together with their respective successors and assigns): (a) Huffy Corporation, an Ohio corporation; (b) Royce Union Bicycle Company, an Ohio corporation; (c) Huffy Service First, Inc., an Ohio corporation, also known as Huffy Assembly Solutions; (d) American Sports Design Company, an Ohio corporation, doing business as Airborne Direct; and (e) Washington Inventory Service, a California corporation; sometimes being referred to herein individually as a "Borrower."

1.11 "Borrowing Base" shall mean, as to each Borrower, at any time:

(a) the sum of:

(i) eighty-five (85%) percent of the Net Amount of the Eligible Accounts of such Borrower, plus

(ii) as to Huffy, the lesser of (A) the Inventory Loan Limit for Huffy or (B) the sum of: (1) sixty-six (66%) percent of the Eligible Inventory of the Huffy Bicycle Company Division of Huffy consisting of finished goods, other than in the months of January, June, July, August, September and December of any year and sixty-two (62%) percent of the Eligible Inventory of the Huffy Bicycle Company Division of Huffy consisting of finished goods at all times during the months of January, June, July, August, September and December of each year plus (2) fifty-four (54%) percent of the Eligible Inventory of the Huffy Sports Company Division of Huffy consisting of finished goods and raw materials, other than during the months of January, June, July, August, September and December of any year and forty-seven (47%) percent of the Eligible Inventory of the Huffy Sports Company Division of Huffy consisting of finished goods and raw materials at all times during the months of January, June, July, August, September and December of each year and

(iii) as to Royce, the lesser of (A) the Inventory Loan Limit for Royce or (B) sixty-six (66%) percent of the Eligible Inventory of Royce other than in the months of January, June, July, August, September and December of any year and sixty-two (62%) percent of the Eligible Inventory of Royce consisting of finished goods at all times during the months of January, June, July, August, September and December of each year; minus

(b) reserves to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof; minus

(c) reserves to reflect certain Net Available Proceeds from Asset Sales as provided in Section 6.5(c) hereof; minus

(d) reserves to reflect amounts due or to become due to owners and lessors of locations of such Borrower, and amounts due or to become due to any other person to whom any Collateral is consigned or who has custody, control or possession of any Collateral or is otherwise the owner or operator of any premises on which any Collateral is located and amounts due or to become due to licensors or owners of Intellectual Property used by any Borrower or Guarantor, in each case as provided in Sections 1.34(g) and 1.34(l) hereof; provided, that, (i) the reserves established pursuant to this Section shall not exceed at any time the aggregate of amounts payable to such persons for up to the next three (3) months (or Agent's good faith estimate of such amounts) and including amounts, if any, then outstanding and unpaid by Borrowers to such persons; provided, that, as to such reserves for amounts payable to Customs Brokers, the amount thereof shall be based on amounts owing in connection with Inventory and documents of title then in the control of the Customs Broker and (ii) such limitation on the amount of the reserves pursuant to this Section shall only apply so long as: (A) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (B) Borrowers or Agent shall not have received notice of any default or event of default under the arrangements of Borrowers with such person and (C) Agent shall have received evidence, in form and substance satisfactory to Agent, that Borrowers have not granted to such person a security interest in or lien upon any assets of Borrowers;

(e) the Dilution Reserve; minus

(f) all other reserves (including, without limitation, reserves with respect to security interests or liens of third parties permitted hereunder or in connection with litigation) which Agent may, in good faith, deem necessary or desirable to maintain, including, without limitation, reserves for any amounts which Agent or any Lender may need to pay in the future for the account of any Borrower or Guarantor.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory shall, at Agent's option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of the applicable Borrower or the perpetual inventory record maintained by such Borrower.

1.12 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of Illinois or the State of North Carolina, and a day on which Agent and each Lender is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.13 "Business Unit Sale" shall mean an Asset Sale consisting of the sale of all or substantially all of the assets of Huffy or any division of Huffy (including the Huffy Sports Company Division of Huffy or the Huffy Bicycle Company Division of Huffy), or the sale of all or substantially all of the assets of any other Borrower or Guarantor, or any other Subsidiary of Huffy, or an Asset Sale consisting of the sale of all or substantially all of the Capital Stock of any Borrower or Guarantor, or any other Subsidiary of Huffy.

1.14 "Capital Expenditures" shall mean all expenditures for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise and shall include payments in respect of Capital Leases, provided, that, any such expenditure for an amount of less than $5,000 shall not be deemed a Capital Expenditure for purposes hereof.

1.15 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.16 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, limited liability company interests or other equivalents (however designated) of such Person's capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.17 "Cash Equivalents" shall mean any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investor Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc.; and (e) investments in securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc. or "A" by Moody's Investor Service, Inc.

1.18 "Change of Control" shall mean (a) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (b) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding voting stock of Huffy, except as otherwise consented to in writing by Agent and Lenders; (c) during any period of two (2) years, individuals who at the beginning of such period constituted the Board of Directors of Huffy (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Huffy then still in office; or (d) the failure of Huffy to own one hundred (100%) percent of the voting power of the total outstanding voting stock of each of Royce, American, Huffy Brands, Hufco-Delaware and Huffy Sports, or the failure of Huffy Brands to own one hundred (100%) percent of the voting power of the total outstanding voting stock of each of Huffy Service, Washington and HCAC, in each case other than pursuant to a transfer of such outstanding voting stock to any Borrower or Guarantor consented to by Agent and other than pursuant to a sale of the voting stock of any Borrower or Guarantor consented to by Agent.

1.19 "Celina Property" shall mean the approximately fifty-five (55) acres located at 410 Grand Lake Road, Celina, Ohio 45822 owned by Huffy.

1.20 "Closing Date" shall mean the date of the first to occur of the making of the initial Loan or the issuance of the initial Letter of Credit Accommodation.

1.21 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.22 "Collateral" shall have the meaning set forth in Section 5 hereof.

1.23 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Agent and to follow all instructions of Agent with respect thereto.

1.24 "Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Commitments".

1.25 "Congress" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its individual capacity and its successors and assigns.

1.26 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, and (ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.27 "Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.28 "Customs Broker" shall mean the persons selected by any Borrower after written notice by such Borrower to Agent who are reasonably acceptable to Agent to perform port of entry services to process Inventory imported by such Borrower from outside the United States of America and to supply facilities, labor and materials to such Borrower in connection therewith, provided, that, as to each such person (a) Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by such person, (b) such agreement is in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

1.29 "Defaulting Lender" shall have the meaning set forth in Section 6.13 hereof.

1.30 "Dilution" shall mean for any twelve (12) consecutive month period, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of non-cash reductions in the Accounts of any Borrower for such period and the denominator of which is the aggregate dollar amount of the sales of such Borrower for such period.

1.31 "Dilution Reserve" shall mean a reserve in amounts established by Agent to reflect that Dilution with respect to any category of Eligible Accounts of any Borrower as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent.

1.32 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), provided, that, for purposes of Section 9.13 hereof, the following amounts shall not be considered in the calculation of the EBITDA of Huffy: (i) all non-recurring restructuring charges and reorganization charges related to the restructuring of the Huffy Bicycle Company Division of Huffy (which amounts are included in the earnings set forth in the projections constituting Schedule 8.12 hereto), together with professional fees and expenses related thereto and (ii) refinancing charges (including professional fees and expenses) incurred in connection with the restructuring of the financing arrangements of Huffy with the Term Loan Lenders and the financing arrangements of Borrowers hereunder, in each case to the extent not amortized as prepaid interest expense.

1.33 "Eligible Accounts" shall mean, as to each Borrower, Accounts created by such Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) (i) as to Accounts with an original due date of sixty (60) days or more, such Accounts do not remain unpaid more than one hundred twenty (120) days past the original invoice date thereof, or (ii) as to Accounts with an original due date of more than thirty (30) days but less than sixty (60) days, such Accounts do not remain unpaid more than sixty (60) days after the original due date thereof, but in any event no more than one hundred twenty (120) days after the invoice date thereof, or (iii) as to Accounts with an original due date of thirty (30) days or less, such Accounts do not remain unpaid more than ninety (90) days after the original invoice date thereof;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditioned or contingent;

(e) the chief executive office or other principal office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts, except the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts;

(g) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(h) such Accounts are subject to the first priority, valid and perfected security interest of Agent (for itself and the ratable benefit of Lenders) and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(i) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an Affiliate of any Borrower or Guarantor (provided, that, for purposes of this clause (i), RPM and Hershey shall not be considered Affiliates of Huffy solely because a single employee, officer or director of RPM or Hershey is also a director of Huffy);

(j) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(k) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

(l) the aggregate amount of such Accounts of Borrowers owing by a single account debtor (other than Kmart, Wal-Mart, Target, Sears and Sports Authority) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts of Borrowers and such Accounts of Borrowers owing by each of Kmart, Wal-Mart and Target do not, in each case, constitute more than thirty (30%) percent of the aggregate amount of all otherwise Eligible Accounts of Borrowers and such Accounts of Borrowers owing by each of Sears and Sports Authority do not, in each case, constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts of Borrowers (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(m) such Accounts are not evidenced by any instrument or chattel paper;

(n) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time in the ordinary course of business, to the extent such credit limits are satisfactory to Agent (but the portion of the Accounts not in excess of such credit limit which is satisfactory to Agent may be deemed Eligible Accounts); and

(o) such Accounts are owed by account debtors deemed creditworthy at all times by Agent, as determined by Agent in good faith.

General criteria for Eligible Accounts may be established and revised from time to time by Agent in its good faith, reasonable judgment. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.34 "Eligible Inventory" shall mean, as to Huffy and Royce, Inventory of Royce and the Huffy Bicycle Company Division of Huffy consisting of finished goods held for resale in the ordinary course of the business of such Borrower and Inventory of the Huffy Sports Company Division of Huffy consisting of finished goods held for resale in the ordinary course of such Borrower and raw materials for such finished goods, in each case which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include:

(a) work-in-process;

(b) raw materials (other than raw materials of the Huffy Sports Company Division of Huffy as provided above);

(c) components which are not part of finished goods;

(d) spare parts for equipment;

(e) packaging and shipping materials;

(f) supplies used or consumed in such Borrower's business;

(g) Inventory at premises other than those owned and controlled by such Borrower, except

(i) any Inventory that would otherwise be deemed Eligible Inventory at locations in the United States of America which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (A) as to locations which are leased by such Borrower if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, except that notwithstanding that Agent shall not have received a Collateral Access Agreement as to a specific leased location, so long as no Event of Default exists or has occurred, any Inventory that would otherwise be Eligible Inventory at a location leased and operated by a Borrower shall be Eligible Inventory, provided, that, without limiting any other rights and remedies of Agent under this Agreement or under the other Financing Agreements, including rights with respect to the establishment of reserves or otherwise, Agent shall have established such reserves for purposes of calculating the Borrowing Base as Agent may determine in respect of amounts at any time payable by such Borrower to the owner and lessor of such location (subject to any applicable limitations set forth in Section 1.11 hereof) and after giving effect to such reserves, there is Excess Availability, and (B) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (except that notwithstanding that Agent shall not have received a Collateral Access Agreement from such owner and operator, so long as no Event of Default exists or has occurred, any Inventory that would otherwise be Eligible Inventory shall be Eligible Inventory, provided that, without limiting any other rights and remedies of Agent under this Agreement or under the other Financing Agreements, including rights with respect to the establishment of reserves or otherwise, Agent shall have established such reserves for purposes of calculating the Borrowing Base as Agent may determine in respect of amounts at any time payable by such Borrower to such owner and operator of such location (subject to any applicable limitations set forth in Section 1.11 hereof) and after giving effect to such reserves, there is Excess Availability and, in addition, if required by Agent: (1) UCC-1 financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent and

(ii) any Inventory that would otherwise be Eligible Inventory located outside the United States of America which is in transit to either the premises of a Customs Broker in the United States or premises of a Borrower in the United States of America, as the case may be, which are either owned and controlled by such Borrower or leased by such Borrower (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker or the owner and lessor of such leased premises, as the case may be or Agent shall have established reserves for amounts due or to become due to such Customs Broker as provided for above and subject to any applicable limitations set forth in Section 1.11 hereof, provided, that, (A) Agent has a first priority perfected security interest in and lien upon, and control and possession of, all originals of documents of title with respect to such Inventory (either directly or as to one (1) such original through a Customs Broker as contemplated in Section 7.6 hereof), (B) Agent has received each of the following: (1) a Collateral Access Agreement, duly authorized, executed and delivered by the Customs Broker handling the shipping and delivery of such Inventory (provided, that, for this purpose, if Agent has established reserves for amounts due or to become due to such Customs Broker, then an agreement from such Customs Broker that would otherwise constitute a Collateral Access Agreement except that it provides for such Customs Broker to retain an interest in any documents of title with respect to any Collateral to secure unpaid fees and charges owing to such Customs Broker shall be deemed a Collateral Access Agreement), (2) a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to Agent and (3) a copy of the invoice and manifest with respect thereto, and (C) such Inventory is not subject to any Letter of Credit Accommodation;

(h) Inventory subject to a security interest or lien in favor of any person other than Agent except those permitted in this Agreement;

(i) bill and hold goods;

(j) unserviceable, obsolete or slow moving Inventory;

(k) Inventory which is not subject to the first priority, valid and perfected security interest of Agent;

(l) Inventory which uses or to which is affixed or incorporated any Intellectual Property owned by any other Person, unless (i) such Borrower has the right to use such Intellectual Property for such purposes pursuant to a license agreement listed on Schedule 8.11 hereto, provided, that, (A) such license agreement is in full force and effect and constitutes the legal, valid, binding and enforceable obligations of the parties thereto, (B) no default or event of default exists or has occurred thereunder and is continuing, and (C) no party thereto has sent any notice of default or any notice of its intention to terminate or not renew such agreement and (ii) Agent has received an agreement from the owner and licensor of such Intellectual Property in form and substance satisfactory to Agent, providing, inter alia, for Agent to have the right to use such Intellectual Property to realize on the Collateral on terms and conditions acceptable to Agent, except that notwithstanding that Agent shall not have received such an agreement as to any specific Intellectual Property used by any Borrower which is affixed to or incorporated in any Inventory that would otherwise be Eligible Inventory shall be Eligible Inventory, provided, that, without limiting any other rights or remedies of Agent under this Agreement or under the other Financing Agreements, including rights with respect to the establishment of reserves or otherwise, Agent shall have established such reserves for purposes of calculating the Borrowing Base as Agent may determine in respect of amounts at any time payable by such Borrower to the owner and licensor of such Intellectual Property and after giving effect to such reserves, there is Excess Availability; (m) returned, damaged and/or defective Inventory; and (n) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Agent in its good faith, reasonable judgment. Any inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.35 "Eligible Transferee" shall mean (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Exchange Act) approved by Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Huffy, such approval not to be unreasonably withheld, conditioned or delayed by Huffy, and such approval to be deemed given by Huffy if no objection from Huffy is received by the assigning Lender and Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Agent to Huffy; provided, that, neither any Borrower, Guarantor nor any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee.

1.36 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.37 "Equipment" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.38 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.39 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.40 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower (or on its behalf by Huffy) and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by such Borrower (or on its behalf by Huffy).

1.41 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.42 "Excess Availability" shall mean, as to each Borrower, the amount, as determined by Agent, calculated at any time, equal to: (a) the Borrowing Base of such Borrower, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of such Borrower (other than pursuant to its guarantee of the Obligations of the other Borrowers), plus (ii) the aggregate amount of all trade payables and other obligations of such Borrower which are more than sixty (60) days past due as of such time.

1.43 "Excluded Property" shall mean (a) the following assets of Borrower and Guarantors as to which Agent is being granted a security interest and lien pursuant to the terms hereof but has not as of the date hereof necessarily taken all required actions in order to perfect its security interests and liens: (i) the Real Property of Washington at 7130-7150 El Cajon Boulevard, San Diego, California 92115, (ii) motor vehicles, (iii) the Capital Stock of the existing Subsidiaries of Huffy as of the date hereof which are not incorporated in any jurisdiction in the United States of America, (iv) the Inventory and Equipment located in Mexico, provided, that, in no event shall Inventory and Equipment having a value of more than $8,000,000 be located at any time in Mexico, (v) certain portable scanning equipment, personal computers, other hand-held or mobile personal equipment and related accessories and tools to the extent used by employees of Huffy Service and Washington in the ordinary course of business at customer's locations, to the extent such locations are not in jurisdictions where a financing statement has been filed by Agent, and (vi) Equipment consisting of equipment, furniture and fixtures of Washington at leased locations to the extent such locations are in jurisdictions where a financing statement has not been filed by Agent and (b) the Celina Property and the Harrisburg Property. The foregoing shall not be construed as a waiver of any claims or rights of Agent or any Lender with respect to any of the assets described in this definition or to limit or affect the rights of Agent to at any time take such action as Agent may require, or to require any Borrower or Guarantor to take such action, so as to preserve, protect or establish the security interest, lien, claim or other interest of Agent or any Lender in such assets (whether pursuant to Section 9.22 hereof or otherwise).

1.44 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.45 "Farmington Bond Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Farmington Lease; (b) the Farmington Bond Guarantee; (c) the Bond Purchase Agreement, dated August 1, 1994, between the City of Farmington, Missouri and Prudential; (d) the Farmington Bonds; (e) the Assignment of Rental Payments, dated as of August 1, 1994, by the City of Farmington, Missouri in favor of Prudential; (f) the Escrow Agreement, dated as of August 1, 1994, between the City of Farmington, Missouri and KeyBank National Association (successor by merger with Society National Bank), as escrow agent; and (g) all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor in connection with any of the foregoing.

1.46 "Farmington Bonds" shall mean, collectively, the City of Farmington, Missouri Industrial Development Revenue Bonds (Huffy Corporation Project) Series 1994 issued by the City of Farmington, Missouri in the original principal amount of $20,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.47 "Farmington Bond Guarantee" shall mean the Guarantee Agreement, dated August 1, 1994, issued by Huffy in favor of Prudential, as the holder of the Farmington Bonds, with respect to the obligations of the City of Farmington, Missouri pursuant to the Farmington Bonds, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.48 "Farmington Lease" shall mean the Lease Agreement, dated as of August 1, 1994, between the City of Farmington, Missouri, as lessor and Huffy, as lessee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.49 "Fee Letter" shall mean the letter agreement, dated on or about the date hereof, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.50 "Final Maturity Date" shall mean June 30, 2001.

1.51 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.52 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, if any change in generally accepted accounting principles after the date hereof affects the calculation of compliance with the financial covenants in Section 9.13 hereof, Huffy may by notice to Agent, or Agent may, by notice to Huffy require that such covenants thereafter be calculated in accordance with generally accepted accounting principles as in effect and applied by Guarantor immediately before such change in generally accepted accounting principles occurred. If such notice is given, the financial statements delivered pursuant to Section 9.6 hereof after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

1.53 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.54 "Guarantors" shall mean collectively, the following (together with their respective successors and assigns): (a) Huffy Risk Management, Inc., an Ohio corporation; (b) Huffy Brands Company, an Ohio corporation; (c) HCAC, Inc., an Ohio corporation, formerly known as True Temper Hardware Company; (d) Hufco-Delaware Company, a Delaware corporation, formerly known as Gerry Baby Products Company; and (e) Huffy Sports, Inc., a Wisconsin corporation, formerly known as Gerry Wood Products Company.

1.55 "Harrisburg Property" shall mean the approximately 16.14 acres at 1500 South Cameron Street, Harrisburg, Pennsylvania 17105 owned by HCAC and a portion of which is currently leased to True Temper Hardware Company.

1.56 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons, flammable explosives, friable asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents) and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.57 "Hedging Obligations" shall mean, with respect to any Person, the obligations of such Person under any of the following agreements or arrangements to the extent that the primary purpose thereof is the reduction of risk for fluctuations in interest rates or currency or commodity values relating to its customary business and not for speculative purposes: (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values.

1.58 "Huffy" shall mean Huffy Corporation, an Ohio corporation, and its successors and assigns.

1.59 "Indebtedness" shall mean, with respect to any Person, any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services, other than ordinary course compensation to employees (except any such balance that constitutes an account payable to a trade supplier in the ordinary course of business of such Person in connection with obtaining goods, materials or services, to the extent such balance is not more than ninety (90) days past due); (c) all Capital Leases; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to bonds, letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any security interest in, or mortgage or lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) constituting Hedging Obligations.

1.60 "Intellectual Property" shall mean, as to each Borrower, such Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

1.61 "Intercreditor Agreement" shall mean the Intercreditor Agreement, dated on or about the date hereof, by and among Agent, Lenders, Term Loan Agent and the other Term Loan Lenders, as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.62 "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs, (b) interest paid in property other than cash and (c) any other interest expense not payable in cash.

1.63 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as a Borrower (or Huffy on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, no Borrower (and Huffy on behalf of such Borrower) may elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.64 "Interest Rate" shall mean:

(a) Subject to clauses (b) and (c) below, (i) as to Prime Rate Loans, a rate of one-half (1/2%) percent per annum in excess of the Prime Rate, (ii) as to Eurodollar Rate Loans, a rate of three (3%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower (or on its behalf by Huffy) as in effect three (3) Business Days after the date of receipt by Agent of the request by or on behalf of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower or Huffy).

(b) Notwithstanding anything to the contrary set forth in clause (a) above, the Interest Rate shall mean, as to Prime Rate Loans, a rate equal to one-quarter (1/4%) percent per annum in excess of the Prime Rate, and as to Eurodollar Rate Loans, a rate equal to two and three-quarters (2 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (calculated as described in clause (a)(ii) above), in each case, effective as of the first day of the month after each of the following conditions is satisfied as determined by Agent in good faith: (i) the Consolidated Net Income of Huffy and its Subsidiaries for the immediately preceding twelve (12) month fiscal year (commencing with the fiscal year ending on December 31, 2000) calculated based on the audited financial statements of Huffy and its Subsidiaries for such fiscal year delivered to Agent, together with the unqualified opinion of the independent certified accountants, in accordance with Section 9.6 hereof, shall equal or exceed $5,000,000, (ii) the average of the aggregate amount of the Excess Availability of Borrowers for the immediately preceding one hundred twenty (120) days shall have been not less than $25,000,000 and (iii) no Event of Default shall exist or have occurred and be continuing; provided, that, in the event that the Interest Rate is reduced as provided in this clause (b), if in any subsequent fiscal year thereafter the condition set forth in clause (b)(i) is not satisfied, effective as of the first day of the month after the receipt by Agent of the audited financial statements of Huffy and its Subsidiaries for such fiscal year, the Interest Rate shall increase to those rates set forth in clause (a) above;

(c) Notwithstanding anything to the contrary contained in clause (a) or clause (b) above, the Interest Rate shall mean, at Agent's option, as to Prime Rate Loans, the rate of two and one-half (2 1/2%) percent per annum in excess of the Prime Rate, and as to Eurodollar Rate Loans, the rate of five (5%) percent per annum in excess of the Adjusted Eurodollar Rate Loans, without notice, (i) for the period (A) from and after the date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent, and (ii) on the Loans to any Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es), arise or are made with or without Agent's or any Lender's knowledge or consent and whether made before or after an Event of Default).

1.65 "Inventory" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.66 "Inventory Loan Limit" shall mean, at any time, (a) as to Huffy, the amount equal to $55,000,000 minus the amount of the Loans based on Eligible Inventory to Royce then outstanding and (b) as to Royce, the amount equal to $55,000,000 minus the amount of the Loans based on Eligible Inventory to Huffy then outstanding.

1.67 "KeyBank Letters of Credit" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Irrevocable Standby Letter of Credit No. S98/95595, dated September 2, 1998, issued by KeyBank for the account of Huffy in the face amount of $6,250,000 payable to Lumbermans Mutual Casualty Company, American Motorists Insurance Company, American Manufacturers Mutual Insurance Company, America Protection Insurance Company and National Loss Control Service Corporation; (b) Irrevocable Standby Letter of Credit No. S98/95594, dated as of August 25, 1998, issued by KeyBank for the account of Huffy in the face amount of $8,500,000 payable to Travelers Indemnity Company; and (c) Irrevocable Standby Letter of Credit No. S98/95593, dated as of August 19, 1998, issued by KeyBank for the account of Huffy in the face amount of $1,280,000 payable to Insurance Company of North America.

1.68 "Lenders" shall mean the financial institutions who are signatories hereto as lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.6 hereof, and their respective successors and assigns; sometimes being referred to herein individually as a "Lender".

1.69 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or (b) with respect to which Agent on behalf of Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer; sometimes being referred to herein individually as a "Letter of Credit Accommodation."

1.70 "Loans" shall mean the loans made to or for the benefit of any Borrower by or on behalf of any Lender or by Agent for the ratable account of any Lender, on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.71 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance, operations or properties of Borrowers and Guarantors taken as a whole or the Huffy Bicycle Company Division of Huffy, Royce and American, taken as a whole or any other Borrower or (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent or any Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral of any Borrower (taken as a whole) or the value of the Collateral; (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent or any Lender under this Agreement or any of the other Financing Agreements.

1.72 "Maximum Credit" shall mean $100,000,000; provided, that upon any Business Unit Sale, such amount shall be reduced by the amount equal to the Net Available Proceeds received and retained by Agent from such Business Unit Sale in accordance with the terms of the Intercreditor Agreement.

1.73 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.

1.74 "Miamisburg Headquarters Lease" shall mean the Lease Agreement, dated December 29, 1993, by and between Huffy, as lessee, and Selco Service Corporation, as lessor, with respect to the premises of Huffy at 225 Byers Road, Miamisburg, Ohio 45342, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.75 "Net Available Proceeds" shall mean the aggregate cash proceeds received by any Borrower, Guarantor or other Subsidiary of Huffy from any Asset Sale,

(a) net of the direct costs incurred specifically with respect to such Asset Sale consisting of legal, accounting and investment banking fees, sales commissions, title and recording tax expenses, and

(b) net of all payments required to be made by such Borrower, Guarantor or Subsidiary, as the case may be, on any indebtedness (other than the Obligations and the Term Loan Debt) secured by a valid and perfected security interest on the assets subject to such Asset Sale which has priority over the Liens of Agent, Term Loan Agent or any Term Lender Lessor therein, and

(c) net of any portion of the proceeds from such Asset Sale required under the terms of such sale to be held in escrow to be used to pay liabilities of such Borrower, Guarantor or other Subsidiary, as the case may be, relating to the assets subject to such Asset Sale; provided, that, immediately upon the release of any funds from such escrow to any Borrower, Guarantor or other Subsidiary, as the case may be, such amount so released shall constitute Net Available Proceeds, and

(d) net of all Federal, State, foreign and local taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax arrangements), provided, that, in the case of a Business Unit Sale to the extent such taxes are not payable upon the effectiveness of such Business Unit Sale, (i) an amount equal to the good faith estimate thereof of independent certified public accountants acceptable to Agent and Term Loan Agent shall be set aside from the proceeds and held in escrow to be used only to pay such taxes, (ii) upon the request of Agent or Term Loan Agent, at the end of any tax year or upon any Business Unit Sale, the estimate of the amount of such taxes shall be reviewed by the independent certified public accountants acceptable to Term Loan Agent and Agent and the amount held in escrow adjusted to reflect the estimate established pursuant to such review, if necessary, (iii) upon the payment of such taxes (or as the Term Loan Agent and Agent may both agree) or any reduction in the amount of the funds held in escrow, the amount remaining in such escrow, or the amount of the reduction, as the case may be, shall constitute Net Available Proceeds and shall be applied to the Obligations and the Term Loan Debt in accordance with the terms of the Intercreditor Agreement, and (iv) on June 30, 2001 or such later date as Term Loan Agent and Agent may both agree, to the extent any amounts then remain in such escrow, (A) the amounts then held in escrow shall be released, (B) the amounts then held in escrow shall constitute Net Available Proceeds and (C) such amounts shall be applied to the Obligations and the Term Loan Debt in accordance with the terms of the Intercreditor Agreement, and

(e) in the case of a Business Unit Sale, net of severance obligations to non-senior management employees of the Division or Borrower, Guarantor or other Subsidiary, as the case may be, whose assets or Capital Stock are subject to such Asset Sale and amounts payable to senior management employees of such Division, Borrower, Guarantor or other Subsidiary, as the case may be, upon such sale under retention agreements with such senior management employees; provided, that, (i) such retention agreements shall only be entered into with the persons included on a list provided to Term Loan Agent and Agent on or before the date hereof, (ii) the terms of any such retention agreement and severance obligations shall be substantially consistent with the terms of similar agreements and severance policies used by Huffy in connection with prior sales of business units and (iii) the aggregate amount of such severance obligations and amounts payable under such retention agreements shall not exceed the amount set forth in Exhibit E to the Intercreditor Agreement applicable to such obligations and amounts payable under retention agreements with respect to the Division, Borrower, Guarantor or Subsidiary, as the case may be, whose assets or Capital Stock are subject to such Business Unit Sale, the Intercreditor Agreement (including in such calculation the amounts subject to this clause (e)),

(f) net of (i) customary contingent indemnification liabilities to the purchaser in transactions of such type and (ii) premiums payable for insurance to cover liabilities retained by such Borrower, Guarantor or other Subsidiary, as the case may be, relating to the assets subject to such Business Unit Sale with respect to environmental remediation liabilities and/or product liability claims (the liabilities and premiums described in clauses (i) and (ii) above being referred to collectively as the "Contingent Liabilities"), provided, that, the aggregate amount of Contingent Liabilities of any Borrower, Guarantor or other Subsidiary in connection with any such Business Unit Sale shall not exceed the applicable amount specified in Exhibit E of the Intercreditor Agreement.

Net Available Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted to cash or other immediately available funds. Any instruments issued to any Borrower, Guarantor or other Subsidiary, as the case may be, as part of the consideration for such Asset Sale shall be delivered to Agent, Term Loan Agent or the applicable Term Lender Lessor, as the case may be, who under the terms of the Intercreditor Agreement would be entitled to first receive the payments on such instrument under the terms of the Intercreditor Agreement.

1.76 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credit and allowances of any nature at any time issued, owing, granted, outstanding or claimed with respect thereto.

1.77 "Net Recovery Percentage" shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on an orderly liquidation value basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Inventory subject to such appraisal.

1.78 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender.

1.79 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantor), other than a Borrower.

1.80 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.81 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.6 of this Agreement governing participations.

1.82 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

1.83 "Permits" shall have the meaning set forth in Section 8.7 hereof.

1.84 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.85 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.86 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.87 "Pro Rata Share" shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.6 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.88 "Prudential" shall mean The Prudential Insurance Company of America, a New Jersey corporation, and its successors and assigns.

1.89 "Real Property" shall mean, as to each Borrower, all now owned and hereafter acquired real property of such Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.90 "Receivables" shall mean: (a) all Accounts; (b) all amounts at any time payable to any Borrower in respect of the sale or other disposition by any Borrower of any Account or other obligation for the payment of money; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with any Account; and (e) all other contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower in connection with the termination of any employee benefit plan and any other amounts payable to any Borrower from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower is beneficiary).

1.91 "Records" shall mean, as to each Borrower, all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

1.92 "Reference Bank" shall mean First Union National Bank, or such other bank as Agent may from time to time designate.

1.93 "Register" shall have the meaning set forth in Section 13.6 hereof.

1.94 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.95 "Restructuring Agreement" shall mean the Restructuring Agreement, dated of even date herewith, by and among Term Loan Lenders and Debtor, with respect to the terms of the Term Loan Subordinated Debt, as such agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.96 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.97 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, to the best of such Person's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.98 "Special Agent Advances" shall have the meaning set forth in Section 12.11 hereof.

1.99 "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one ore more Subsidiaries of such Person.

1.100 "Sussex Lease" shall mean the Lease and Development Agreement, dated May 29, 1996, between Asset Holdings Company VI, LLC and Huffy, with respect to the premises of Huffy at N53 W24700, S. Corporate Circle, Sussex, Wisconsin 53089, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.101 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

1.102 "Term Lender Lease Debt" shall mean the Term Loan Debt owing to Selco Service Corporation or KeyBank arising pursuant to the Miamisburg Headquarters Lease and the Term Loan Debt owing to Asset Holdings Company VI, LLC or Bank One arising pursuant to the Sussex Lease and the Term Loan Debt owing to Prudential (as assignee of the City of Farmington, Missouri) arising pursuant to the Farmington Lease.

1.103 "Term Lender Lease Priority Collateral" shall mean Real Property of Borrower and fixtures related thereto subject to the Farmington Lease, the Miamisburg Headquarters Lease and the Sussex Lease.

1.104 "Term Loan Agent" shall mean KeyBank National Association, a national banking association, in its capacity as collateral agent and administrative agent acting for and on behalf of the Term Loan Lenders pursuant to the Term Loan Agreements, and its successors and assigns (including any replacement or successor agent or additional agent acting for and on behalf of the Term Loan Lenders).

1.105 "Term Loan Agreement" shall mean the Term Loan Agreement, dated of even date herewith, by and among Term Loan Lenders, Borrowers and Guarantors, with respect to the terms of the Term Loan Senior Debt, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.106 "Term Loan Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or Guarantor to any Term Loan Lender, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Term Loan Lender Agreements to the extent permitted under Section 9.9(c) hereof and consisting of the Term Lender Lease Debt, the Term Loan Senior Debt and the Term Loan Subordinated Debt. Without limiting the generality of the foregoing, the Term Loan Debt shall include all existing and future obligations, liabilities and indebtedness of Borrower, contingent or otherwise, (a) to KeyBank arising pursuant to or in connection with the KeyBank Letters of Credit; (b) to KeyBank and/or Selco Service Corporation arising pursuant to or in connection with the Miamisburg Headquarters Lease; (c) to Bank One or Asset Holdings Company VI, LLC arising pursuant to or in connection with the Sussex Lease; (d) to Bank One pursuant arising pursuant to or in connection with the Bank One Letters of Credit; and (e) to Prudential arising pursuant to or in connection with the Farmington Lease, the Farmington Bonds Guarantee or otherwise with respect to the Farmington Bonds.

1.107 "Term Loan Intangibles" shall mean all of the following assets of Borrowers, whether now owned or hereafter acquired: contracts, contract rights, leases, licenses and general intangibles relating to the Intellectual Property, Equipment and Real Property, including, without limitation, all service agreements (including utility services and supply agreements), permits and licenses, operating agreements, equipment and real property leases and contract rights, choses in action or causes of action or claims with respect to Intellectual Property, Equipment or Real Property, instruments or chattel paper which evidences a payment for Equipment or Real Property sold by any Borrower, documents which evidence rights to Intellectual Property, Equipment or Real Property, guaranty or warranty claims with respect to Intellectual Property, Equipment or Real Property, and the proceeds of all of the foregoing.

1.108 "Term Loan Lender Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Term Loan Agreement; (b) the Restructuring Agreement; (c) the Term Loan Senior Notes; (d) the Miamisburg Headquarters Lease; (e) the Sussex Lease; (f) the Farmington Lease; (g) the Farmington Bonds Guarantee; (h) the agreements of Huffy with KeyBank with respect to the KeyBank Letters of Credit; (i) the agreements of Huffy with Bank One with respect to the Bank One Letters of Credit; (j) the agreements, documents and instruments set forth on Schedule 1.108 hereto; and (k) all other agreements, documents and instruments at any time executed and/or delivered by any Debtor with, to or in favor of any Term Loan Lender in connection therewith or related thereto; sometimes being referred to herein individually as a "Term Loan Lender Agreement".

1.109 "Term Loan Lenders" shall mean, collectively, the following and their respective successors and assigns (a) KeyBank in its individual capacity and as Term Loan Agent; (b) Bank One; (c) Bank of America, N.A., a national banking association, as successor by merger to Security Pacific National Bank; (d) Fifth Third Bank, Western Ohio, an Ohio banking corporation; (e) National City Bank, a national banking association; (f) Selco Service Corporation, an Ohio bank service corporation; (g) Asset Holdings Company VI, LLC., a Massachusetts limited liability company and (h) Prudential; each sometimes being referred to herein individually as a "Term Loan Lender".

1.110 "Term Lender Lessors" shall mean, collectively, the following (and their respective successors and assigns): (a) Selco Service Corporation, an Ohio bank service corporation; (b) Asset Holdings Company VI, LLC, a Massachusetts limited liability company; and (c) The Prudential Insurance Company of America, a New Jersey corporation; each sometimes being referred to herein individually as a "Term Lender Lessor".

1.111 "Term Loan Priority Collateral" shall mean the Intellectual Property, the Equipment, the Real Property and the Term Loan Intangibles; provided, that, the Term Loan Priority Collateral shall not include the Term Lender Lease Priority Collateral.

1.112 "Term Loan Senior Debt" shall mean the Term Loan Debt in the original aggregate principal amount of $40,000,000 evidenced by or arising pursuant to the Term Loan Senior Notes.

1.113 "Term Loan Senior Notes" shall mean, collectively, the Term Loan Senior Notes, each dated of even date herewith, issued by Borrowers payable to each Term Loan Lender, in the aggregate original principal amount of $40,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.114 "Term Loan Subordinated Debt" shall mean the Term Loan Debt in the original aggregate principal amount of $27,134,417 subject to the terms and conditions of the Restructuring Agreement and including the Term Loan Debt arising pursuant to the contingent reimbursement obligations of Huffy to (a) KeyBank in respect of the KeyBank Letters of Credit and (b) Bank One in respect of the Bank One Letters of Credit.

1.115 "Value" shall mean, with respect to Inventory of each Borrower, the lower of (a) cost computed on a first-in-first-out cost basis in accordance with the historical practices of such Borrower previously disclosed to Agent and in accordance with GAAP or (b) market value in accordance with GAAP, as determined by such Borrower in its good faith judgment so long as the final determination is acceptable to Agent.

SECTION 2. CREDIT FACILITIES

2.1 Revolving Loan Facility.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Loans to each Borrower from time to time in amounts requested by such Borrower (or on its behalf by Huffy), up to the amount at any time outstanding equal to the Borrowing Base of such Borrower.

(b) Agent may, in good faith, from time to time, upon not less than ten (10) days prior notice to Huffy, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Agent determines in good faith that the likelihood of collection of such Accounts has decreased or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in its good faith judgment that: (A) the number of days of the turnover of the Inventory for any one hundred twenty (120) day period as determined in the good faith judgment of Agent has increased or (B) the quality or mix of the Inventory has deteriorated or (C) the advance percentage in the lending formula is more than eighty-five (85%) percent of the Net Recovery Percentage with respect to such category of Eligible Inventory as set forth in the most recent acceptable appraisal thereof received by Agent. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing reserves. The amount of any reduction in any lending formula by Agent pursuant to this Section 2.1(b) shall have a proportional relationship to the matter described herein which is the basis for such reduction in the good faith determination of Agent. To the extent a reserve shall have been established which is sufficient to address any event, condition or matter in a manner satisfactory to Agent, in its good faith determination, Agent shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas, to address such event, condition or matter.

2.2 Letter of Credit Accommodations.

(a) Subject to, and upon the terms and conditions contained herein, at the request of a Borrower (or Huffy on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to such Borrower pursuant to this Section 2. Agent shall administer Letter of Credit Accommodations in accordance with its customary practices and policies as from time to time in effect.

(b) In addition to any customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to one and one-half (1 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent such letter of credit fee at a rate equal to three and one-half (3 1/2%) percent per annum for (i) the period from and after the date of the termination of this Agreement until Agent, for the ratable benefit of Lenders, has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Agent for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage for Eligible Inventory set forth in the definition of the Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates in good faith must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America and (iv) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Eligible Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent and Lenders with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a reserve shall be established in the applicable amount set forth in Section 2.2(c)(iii) above.

(d) Except in Agent's discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith, shall not at any time exceed $60,000,000. At any time an Event of Default exists or has occurred and is continuing, upon the request of Agent, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for the ratable benefit of Lenders, for the Letter of Credit Accommodations.

(e) Borrowers shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for losses, claims, damages, liabilities, costs and expenses as a result of the gross negligence or wilful misconduct of Agent and Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses suffered by such Borrower as a result of the gross negligence or willful misconduct of Agent and Lenders as determined pursuant to final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f) Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Agent or Lenders in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or Lenders unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower. Agent shall have the sole and exclusive right and authority to, and Borrowers shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower's or Guarantor's name.

(g) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent, for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by such Borrower to Agent, for the ratable benefit of Lenders, and to apply in all respects to such Borrower.

2.3 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Commitment, as the same may from time to time be amended with the written acknowledgment of Agent.

2.4 Maximum Credit; Inventory Loan Limit. Except in Agent's discretion, with the consent of all Lenders, (a) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit; (b) the aggregate amount of the Loans based on Eligible Inventory outstanding at any time (and including as such Loans for this purpose the portion of any Letter of Credit Accommodations used for the purpose of purchasing Inventory not subject to a reserve as provided in Section 2.2(c) hereof) outstanding at any time shall not exceed $55,000,000; and (c) the aggregate amount of the Loans based on Eligible Inventory consisting of raw materials outstanding at any time shall not exceed $5,000,000.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

(b) Borrowers (or Huffy on behalf of a Borrower) may from time to time request Eurodollar Rate Loans or that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from or on behalf of a Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from or on behalf of a Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Agent and specified by Agent to a Borrower (or Huffy) from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans to any Borrower must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by a Borrower shall not exceed eighty (80%) percent of the lowest principal amount of the Loans to such Borrower which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent (but with no obligation of Agent or any Lender to make such Loans) and (vii) Agent and Lenders shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by a Borrower. Any request by a Borrower (or by Huffy on behalf of such Borrower) for any Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent, Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent, Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Huffy, convert to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender, the Reference Bank or any Participant with any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d) Interest shall be payable by Borrowers to Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

(e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent and Lenders to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate. In no event shall Borrowers be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) no Borrower shall seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

3.2 Changes in Laws and Increased Costs of Loans.

(a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Agent to Huffy, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for a Lender, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to a Lender, Reference Bank or any Participant with a Lender of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by any Lender in respect thereof, by an amount deemed by Agent to be material or (ii) the cost to a Lender, Reference Bank or any Participant with a Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent to be material. Borrowers shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lenders, the Reference Bank or any Participant with a Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Agent or any Lender setting forth the basis for the determination of such amount necessary to compensate such Lender as aforesaid shall be delivered to Huffy and shall be conclusive, absent manifest error.

(b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent or any Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate such Lender, the Reference Bank or any Participant with such Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

3.3 Fees. Borrowers agree to pay to Agent for the benefit of Lenders as set forth therein the fees and other amounts set forth in the Fee Letter by Borrowers and Agent in the amounts and at the times specified therein.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lenders (or Agent on behalf of Lenders) making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent, for itself and the ratable benefit of Lenders, has valid perfected and first priority security interests in and liens upon the Collateral (other than the Term Loan Priority Collateral, the Term Lender Lease Priority Collateral, and the Excluded Property) and any other property which is intended to be security for the Obligations, and valid perfected and second priority security interests in and liens upon the Term Loan Priority Collateral and the Term Lender Lease Priority Collateral, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities;

(c) no act, condition or event shall have occurred in the assets, business or prospects of any Borrower since the date of Agent's latest field examination which has or is reasonably likely to have a Material Adverse Effect;

(d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers including, without limitation, current agings of receivables, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Closing Date, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral, the results of which shall be reasonably satisfactory to Agent, not more than five (5) Business Days prior to the date hereof;

(e) Borrowers shall have established the Blocked Accounts and Agent shall have received, in form and substance satisfactory to Agent, all agreements with the depository banks and Borrowers with respect to such Blocked Accounts as Agent may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and each Borrower;

(f) the aggregate amount of the Excess Availability of Borrowers as determined by Agent, as of the date hereof, shall not be less than $25,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(g) Agent shall have received, in form and substance satisfactory to Agent, the Term Loan Lender Agreements by and among the Term Loan Lenders, Borrowers and Guarantors providing for, among other things, the consent of the Term Loan Lenders to the financing arrangements provided by Agent and Lenders to Borrowers provided for herein, the waiver by the Term Loan Lenders of all existing defaults under their respective financing arrangements with Borrowers (and including under the Miamisburg Headquarters Lease, the Sussex Lease, the Farmington Lease and the Farmington Bond Guarantee), the subordination in right of payment of the Term Loan Subordinated Debt to the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations, and the terms of payment in respect of the Term Loan Debt to the extent permitted under the Intercreditor Agreement, duly authorized, executed and delivered by the Term Loan Lenders, Borrowers and Guarantors;

(h) Agent shall have received, in form and substance satisfactory to Agent, the Intercreditor Agreement by and among Agent and the Term Loan Lenders, as acknowledged and agreed to by Borrowers and Guarantors, providing for, among other things, such parties' relative rights and priorities with respect to the assets and properties of Borrowers and Guarantors and the subordination in right of payment of the Term Loan Subordinated Debt to the Term Loan Lenders to the right of Agent and Lenders to receive the prior and final payment and satisfaction in full of all of the Obligations and related matters, duly authorized, executed and delivered by the Term Loan Lenders, Borrowers and Guarantors;

(i) Agent shall have received, in form and substance satisfactory to Agent, evidence that the aggregate principal amount of the Term Loan Senior Debt is not less than $40,000,000, the Term Loan Subordinated Debt is not less than $27,134,417 (which amount includes the obligations of Huffy to Bank One in respect of only one standby Letter of Credit in the amount of $400,000) and the Term Lender Lease Debt is not less than $8,750,000 and that Borrowers and Guarantors do not have any Indebtedness or other obligations or liabilities to the Term Loan Lenders other than pursuant to the Term Loan Lender Agreements (except for the mortgage in favor of Bank of America, N.A. permitted under Section 9.9 hereof);

(j) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(k) Agent shall have received, in form and substance satisfactory to Agent, the opinion letter of counsel(s) to Borrowers and Guarantors with respect to the Financing Agreements and the security interests and liens of Agent with respect to the Collateral and such other matters as Agent may request; and

(l) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Loans and Letters of Credit Accommodation to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodations and after giving effect thereto, except to the extent that such representations and warranties expressly related solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall, and neither Agent nor any Lender shall have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof of the Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect; and

(c) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodations and after giving effect thereto.

SECTION 5. SECURITY INTEREST

5.1 To secure payment and performance of all Obligations, each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held by Agent or any Lender, collectively, the "Collateral"):

(a) Receivables;

(b) all other present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, Intellectual Property, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities and other investment property, letters of credit, bankers' acceptances and guaranties;

(c) all present and future monies, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(d) Inventory;

(e) Equipment;

(f) Real Property, provided, that, for purposes of this Section 5.1 the Real Property shall not include the Celina Property;

(g) Records; and

(h) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

5.2 Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of a Borrower, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Section 9-318 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Agent's unconditional continuing security interests in and liens upon any rights or interests of such Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts)

.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers' Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Huffy each month a statement setting forth the balance in each Borrower's loan account(s) maintained by Agent for such Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Huffy of any specific exceptions of Huffy thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Huffy a written statement as provided above, the balance in each Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers.

6.3 Collection of Accounts.

(a) Each Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are acceptable to Agent (which as of the date hereof consists only of Huntington National Bank) into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that with respect to the Blocked Accounts, the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Accounts to such bank account of Agent as Agent may from time to time designate for such purpose ("Payment Account"). Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

(c) Each Borrower and all of its directors, employees and Subsidiaries shall, acting as trustee for Agent and Lenders, receive, as the property of agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with a Borrower's own funds. Borrowers have closed and terminated the lockboxes previously maintained by Borrowers at Bank of America, N.A., Bank One and PNC Bank, N.A. and does not currently maintain any lockboxes at such banks. Each Borrower agrees to reimburse Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's or any Lender's payments to or indemnification of such bank or person in connection with such Blocked Account or any amounts received therein or transferred therefrom. The obligation of Borrowers to reimburse Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to Section 6.4(b) below, Agent and Lenders may apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Agent determines, provided, that, so long as no Event of Default shall exist or have occurred and be continuing, (i) all such payments shall be applied to Obligations which are then due and payable before being applied to pay any Obligations which are not then due and payable, and (ii) all such payments to be applied to Loans shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans. Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of Agent. Huffy will be promptly notified by Agent in the event that any non-dollar denominated payment or collection is not immediately so accepted or applied. At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent and such Lender. Each Borrower shall be liable to pay to Agent and Lenders, and does hereby indemnify and hold Agent or such Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(b) Except as otherwise provided with respect to Defaulting Lenders, aggregate principal payments and interest payments shall be apportioned ratably among the Lenders (according to their applicable Pro Rata Shares) and payments of the fees (other than fees designated for Agent's sole and separate account and fees otherwise payable in accordance with the Fee Letter) shall, as applicable, be apportioned ratably among the Lenders. Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent or any Lender from any Borrower; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; and fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Huffy, or unless an Event of Default shall exist or have occurred and be continuing, Agent and Lenders shall not apply any payments which it receives to any Eurodollar Rate Loans, except on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or in the event that there are no outstanding Prime Rate Loans.

6.5 Mandatory Prepayments.

(a) In the event that the aggregate amount of the Loans and the Letter of Credit Accommodations made or provided to any Borrower outstanding at any time shall exceed the Borrowing Base of such Borrower, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), or the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately pay to Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded or provide cash collateral up to such amount as may be required by Agent.

(b) On each date when any reduction to the lending formula with respect to Eligible Inventory set forth in the definition of the Borrowing Base becomes effective, regardless of the amounts of Eligible Inventory, Borrowers shall absolutely and unconditionally, automatically and without demand, pay to Agent, for the ratable benefit of Lenders, in respect of the Loans an amount equal to the excess, if any, of the aggregate unpaid principal amount of the Loans with respect to Eligible Inventory over the amount of the Borrowing Base calculated using the applicable percentage with respect to Eligible Inventory as so reduced.

(c) Without limiting the obligations of Borrowers or Guarantors to obtain the consent of Agent and Lenders to any Asset Sale, or any right of Agent and Lenders to receive any payments hereunder, upon the date of the transfer of any interest in any assets or properties of any Borrower, Guarantor or other subsidiary of Huffy pursuant to a Business Unit Sale, Borrowers and Guarantors shall absolutely and unconditionally, automatically and without demand, pay to Agent, for the ratable benefit of Lenders, an amount equal to the sum of: (i) all expenses of Agent and any Lender related to such sale, including all expenses, liabilities and advances incurred or made by Agent or any Lender in connection therewith (including attorneys' fees and legal expenses), plus (ii) the amount equal to the greater of the Loans and Letter of Credit Accommodations based on the assets subject to such Asset Sale or the Borrowing Base of the Borrower whose assets or Capital Stock is subject to such Asset Sale or if the assets or Capital Stock subject to such Asset Sale are not assets or Capital Stock of a Borrower, then the amount of the payment shall be up to an amount equal to the Collateral (other than the Term Loan Priority Collateral and the Term Lender Lease Priority) of such Guarantor or other Subsidiary, plus (iii) the amount equal to twenty-five (25%) percent of the Net Available Proceeds from such Asset Sale remaining after application of certain amounts to the Obligations and Term Loan Senior Debt as set forth below. Borrowers and Guarantors shall cause the proceeds from any such Asset Sale in the amount of the prepayment required hereunder to be paid by the purchaser pursuant to such Asset Sale directly to Agent for application to the Obligations in accordance with the terms hereof. Upon the date of the transfer of any interest in any assets or properties pursuant to an Asset Sale described herein, Agent may, at its option, establish a reserve pursuant to Section 1.11(c) hereof in an amount up to twenty-five (25%) percent of the Net Available Proceeds referred to in clause (c)(iii) above.

(d) The Net Available Proceeds of any Business Unit Sale shall be applied as follows:

(i) first, to the payment in full of the expenses of such sale of Agent or any Lender, including all expenses, liabilities and advances incurred or made by Agent or such Lender in connection therewith (including reasonable attorneys' fees and legal expenses);

(ii) second,

(A) to the payment of the Obligations in whatever manner and order Agent chooses in accordance with the provisions of this Agreement and applicable law (or to be held as cash collateral in respect of the Obligations constituting contingent obligations of Debtors) up to an amount equal to the greater of (1) the Borrowing Base of the Division or Borrower whose assets or Capital Stock is subject to such Asset Sale or (2) the amount of the Obligations owing by such Borrower (and including for this purpose any Division of any Borrower); provided, that, if the Person whose assets or Capital Stock are sold shall not be a Borrower, then the amount of the payment to be applied to the Obligations shall be up to an amount equal to the Collateral (other than Term Lender Priority Collateral or Term Lender Lease Priority Collateral) of such Person, and

(B) to the extent the assets subject to such Asset Sale include any of the Term Lender Lease Priority Collateral, to the payment in full of the Term Lender Lease Debt arising pursuant to the Term Lender Lease with respect to such assets;

(iii) third, to the payment in full of the Term Loan Senior Debt in accordance with the provisions of the Term Loan Agreement and applicable law; and

(iv) fourth, as to any proceeds then remaining (A) seventy-five (75%) percent of such remaining proceeds, to the payment of the Term Loan Subordinated Debt in accordance with the provisions of the Restructuring Agreement and applicable law; provided, that, as of the date of any such payment and after giving effect thereto, (1) the condition set forth in Sections 9.9(c)(xvi)(C)(1) of this Agreement shall be satisfied, and (2) in the event such condition is not satisfied, then such proceeds shall be applied to such of the Obligations as Agent may determine until such condition is satisfied and thereafter, any balance shall be applied to the Term Loan Subordinated Debt as provided herein) and (B) twenty-five (25%) percent of such remaining proceeds, to the payment of the Obligations in whatever manner and order Agent chooses in accordance with the provisions hereof.

(e) Nothing contained in this Section 6.5 shall be construed as a consent to any Asset Sale or waiver of any conditions to or limitations on any Asset Sale set forth herein or in any of the other Financing Agreements.

6.6 Taxes.

(a) Any and all payments by or on behalf of any Borrower or Guarantor hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes, excluding (i) income taxes imposed on the net income of any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a "Transferee") and (ii) franchise or similar taxes imposed on or determined by reference to the net income of any Lender (or Transferee), in each case by the United States of America or by the jurisdiction under the laws of which such Lender (or Transferee) (A) is organized or any political subdivision thereof or (B) has its applicable lending office located. In addition, Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b) If any Borrower or Guarantor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent or any Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower or Guarantor shall make such deductions and withholdings;

(iii) such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) to the extent not paid to Agent and Lenders pursuant to clause (i) above, such Borrower or Guarantor shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(c) Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Taxes or Other Taxes, upon Agent's request, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(d) Borrowers will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be). If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Lender (or Transferee) has received payment from any Borrower or Guarantor hereunder, so long as no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers or Guarantors under this Section 6.6 with respect to the Taxes or Other Taxes giving rise to such refund). If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrowers or Guarantors pursuant to this Section 6.6, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by Lender and net of all expenses related thereto, to the Loans. If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Huffy's request and at Borrowers' expense, provide such documents to Huffy in form and substance satisfactory to Agent, as Huffy may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to such Borrower (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

(e) In the event any Transferee is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") such Non-U.S. Lender shall deliver to Huffy two (2) copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower or Guarantor and is not a controlled foreign corporation related to any Borrower or Guarantor (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by Borrowers or Guarantors under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Transferee that is a Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, a Non-U.S. Lender shall upon written notice from Huffy promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

(f) Borrowers and Guarantors shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or (d) above to the extent that the (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of Borrowers or Guarantors and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection (e) above.

6.7 Authorization to Make Loans. Agent and each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be any of the persons listed on Schedule 6.6 hereto or such other persons as any Borrower or Guarantor may at any time and from time to time designate in writing to Agent or any Lender to be authorized to request Loans or Letter of Credit Accommodations or, at the discretion of Agent or any Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day and, as to Loans, may be the same day as the date the request for such Loan is deemed to be received by Agent pursuant to the terms hereof) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

6.8 Appointment of Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Huffy as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Subject to the terms and conditions contained herein, Agent or Lenders may disburse the Loans to such bank account of a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Huffy may designate or direct, without notice to any other Borrower or Obligor.

(b) Huffy hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.8. Huffy shall ensure that the disbursement of any Loans to each Borrower requested by or paid to Huffy, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Huffy as agent to receive statements on account and all other notices from Agent or any Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) No purported termination of the appointment of Huffy as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Agent.

6.9 Authorization to Make Loans. Agent is authorized to make the Loans and provide the Letter of Credit Accommodations, for the account and risk of Lenders, based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower (or Huffy on behalf of such Borrower) or in accordance with the terms and conditions of this Agreement.

6.10 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lenders to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by or on behalf of any Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.11 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rate Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.12 Sharing of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim any Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of any Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to a Borrower), in which case it shall promptly notify Huffy and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.13 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 2:00 p.m. Chicago time, then such Lender shall make the settlement transfer described in this Section by no later than 2:00 p.m. Chicago time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Each of Agent and Lenders agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rate Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by any Borrower or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by any Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to any Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

(d) If Agent is not funding a particular Loan to a Borrower pursuant to this Section above on any day, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not obligated to, cause a corresponding amount to be made available to such Borrower on such day. If Agent makes such corresponding amount available to such Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate provided for in Section 3.1 hereof. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to a Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify such Borrower of such failure and such Borrower shall immediately pay such corresponding amount to Agent for its own account. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by its Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Obligor to Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i) on a weekly basis or more frequently as Agent may request, a schedule of sales made, credits issued and cash received;

(ii) on a monthly basis or more frequently as Agent may request, (A) agings of accounts payable (including the status of payments to owners and lessors of the leased premises of Borrowers and warehouses and processors used by Borrowers and payments to owners and licensors of Intellectual Property to any Borrower or Guarantor), (B) agings of accounts receivable (together with a reconciliation to the previous month's aging and to its general ledger), and (C) perpetual inventory reports by category and location;

(iii) upon Agent's request in good faith, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and (D) a statement of the outstanding loans and payments made, and Accounts owing to, Affiliates as of the last day of the immediately preceding month; and

(iv) such other reports as to the Collateral as Agent or any Lender shall reasonably request from time to time.

(b) If any Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Each Borrower shall notify Agent promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any material account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any material account debtor, or any material disputes with material account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any material account debtor and (iii) any event or circumstance which, to such Borrower's knowledge, would be reasonably likely to cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension, or agreement with respect to any credit, discount, allowance or extension, shall be granted by any Borrower to any account debtor without Agent's consent, except in the ordinary course of such Borrower's business consistent with the practices of such Borrower as of the date hereof and so long as Agent shall have received notice thereof to the extent required under Section 7.1 above. So long as no Event of Default exists or has occurred and is continuing, each Borrower in its discretion shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Without limiting the obligation of Borrowers to deliver any other information to Agent, Borrowers shall promptly report to Agent any single return of Inventory by any one account debtor at any one time if the Inventory so returned in such case has a value in excess of $250,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent's request, (i) hold the returned Inventory in trust for Agent and Lenders, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Agent's instructions in good faith, and (iv) not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

(c) With respect to each Account: (i) the amounts shown on any invoice or schedule thereof delivered to Agent shall be true and complete (other than as to de minimis amounts), (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) except as reported to Agent in accordance with the terms hereof, no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor and except for credits, discounts, allowances or extensions made or given in the ordinary course of business of Borrowers consistent with the current practices of Borrowers as of the date hereof, (iv) except as reported to Agent in accordance with the terms hereof, there shall be no setoff, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, (v) none of the transactions giving rise thereto will violate any applicable Federal, State, Provincial, district, county or local laws or regulations in any material respect, all documentation relating thereto will be legally sufficient in all material respects under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Each Borrower shall deliver or cause to be delivered to Agent or such Lender as Agent may specify, immediately upon such Borrower's receipt thereof, with appropriate endorsement and assignment, with full recourse to such Borrower, all chattel paper and instruments constituting Collateral which such Borrower now owns or may at any time hereafter acquire (i) prior to an Event of Default, if the aggregate amount of all such chattel paper and instruments equals or exceeds $250,000 and (ii) after an Event of Default, all such chattel paper and other instruments regardless of the amount thereof, except as Agent may otherwise agree.

(f) Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors or other obligors in respect thereof to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent or any Lender may in good faith deem necessary or desirable for the protection of its or their interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor or other obligor shall state that the Receivables and such other obligations have been assigned to Agent and are payable directly and only to Agent and each Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Receivables as Agent may require.

7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping in all material respects correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) by no later than February 15, 2000, the books and records of each Borrower shall be reconciled and adjusted to reflect the results of the 1999 year-end physical inventory and all reports with respect to Inventory provided by any Borrower to Agent and Lenders shall be based on the amount of the Inventory after giving effect to such reconciliation and adjustment; (c) each Borrower shall conduct a physical count of the Inventory of such Borrower at least once each year, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (d) each Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of such Borrower's business, (ii) to move Inventory directly from one location of such Borrower set forth or permitted herein to another such location of such Borrower or any other Borrower (so long as a financing statement between Agent as secured party and such other Borrower, as debtor, covering such Inventory has previously been recorded in the appropriate governmental offices of the jurisdiction of such location), provided, that, in no event shall the Inventory and Equipment located in Mexico have an aggregate value in excess of $8,000,000 at any time and (iii) for Inventory shipped from the manufacturer thereof to any Borrower or to any Borrower's customer which is in transit from such manufacturer to the locations set forth or permitted herein or to such customer; (e) upon Agent's request, Borrowers shall, at their expense, no more than twice in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders, and upon which Agent and Lenders are expressly permitted to rely; (f) each Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory, except for liabilities incurred by a Lender due to acts or omissions of such Lender which constitute gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction; (h) each Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory (except for the right of return of customers for Inventory which is defective or non-conforming); (i) each Borrower shall keep the Inventory in good and marketable condition (other than obsolete Inventory); and (j) each Borrower shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval.

7.4 Equipment Covenants. With respect to the Equipment: (a) upon Agent's request, Borrowers shall, at their expense, at any time or times an Event of Default exists or has occurred and is continuing, as Agent may request, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent addressed to Agent and upon which Agent and Lenders are expressly permitted to rely; (b) each Borrower shall keep the Equipment in order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) each Borrower shall not remove any Equipment from the locations set forth or permitted herein, except (i) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower, (ii) to move Equipment directly from one location set forth or permitted herein to another such location, (iii) for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business and (iv) for portable scanning equipment, personal computers, other hand-held or mobile personal equipment and related accessories and tools to the extent used by employees of Huffy Service and Washington in the ordinary course of business at customer's locations; (f) the Equipment is now and shall remain personal property and each Borrower shall not permit any of the Equipment to be or become a part of the Real Property or a fixture; and (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment.

7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing, (i) demand payment on Receivables or other proceeds of Inventory or other Collateral, (ii) enforce payment of Receivables or other Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Receivables or other Collateral, (iv) sell or assign any Receivables or other Collateral upon such terms, for such amount and at such time or times as Agent deems advisable,  (v) settle, adjust, compromise, extend or renew Receivables, (vi) discharge and release any Receivables, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document in connection with the Collateral against an account debtor or other obligor in respect thereof, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables and other Collateral to an address designated by Agent, and open all mail addressed to such Borrower and handle and store all mail relating to any of the Collateral and make available for Borrowers to obtain all other mail at the offices of Agent or such other reasonable location as Agent may specify for such purpose, and (ix) do all acts and things which are necessary, in Agent's good faith determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment constituting Collateral or in respect of Collateral or proceeds thereof received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which such Borrower's mail relating to any of the Collateral or which Agent believes may be related to Collateral is deposited, (iii) endorse such Borrower's name upon any items of payment constituting Collateral or proceeds thereof at any time received by or on behalf of Agent or any Lender and deposit the same in Agent's or a Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through US Customs, in such Borrower's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, (vi) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and other obligors in respect thereof and (vii) execute in such Borrower's name and file any PPSA financing statements or UCC financing statements or amendments thereto. Each Borrower hereby releases Agent and each Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of a Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Bills of Lading and Other Documents of Title. In the event that any Inventory which would otherwise be Eligible Inventory located outside the United States of America which is in transit to premises of a Customs Broker in the United States or premises of a Borrower or a Borrower's customer in the United States of America as described in the definition of Eligible Inventory, constitutes Eligible Inventory then (a) each Borrower shall cause all bills of lading and other documents of title relating to goods being purchased by it which are outside the United States and in transit to such premises to name such Borrower as consignee, unless and until Agent may direct otherwise; (b) at such time and from time to time as Agent may direct, such Borrower shall cause Agent or such other financial institution or other person as Agent may specify to be named as consignee; (c) without limiting any other rights of Agent or any Lender hereunder, Agent shall have the right to endorse and negotiate on behalf of , and as attorney-in-fact for, such Borrower any bill of lading or other document of title with respect to such goods naming such Borrower as consignee to Agent; (d) there shall be three (3) originals of each of such bill of lading or other document of title which unless and until Agent shall direct otherwise, shall be delivered as follows: (i) one (1) original to such Customs Broker as such Borrower may specify (so long as Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker), and (ii) two (2) originals to Agent or to such other person as Agent may designate for such purpose; (e)  such Borrower shall obtain a copy (but not the originals) of such bill of lading or other documents of title from the Customs Broker and (f) such Borrower shall cause all bills of lading or other documents of title relating to goods purchased by such Borrower which are outside the United States and in transit to the premises of such Borrower or the premises of a Customs Broker in the United States to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code.

7.7 Right to Cure. Agent may, at its option, (a) upon three (3) Business Days prior notice to Huffy, cure any default by such Borrower under any material agreement with a third party which affects any Collateral, the value of such Collateral or the ability of Agent or any Lender to collect, sell or otherwise dispose of such Collateral or the rights and remedies of Agent or any Lender hereunder or under any of the other Financing Agreements,  (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) upon three (3) Business Days prior notice to Huffy, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent's good faith judgment, is reasonably necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent and Lenders may add any amounts so expended to the Obligations and charge any loan account with respect to a Borrower maintained by Agent so as to increase the amount of Loans outstanding. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.8 Access to Premises. From time to time as reasonably requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower's and Guarantor's premises during normal business hours and after notice to Huffy, or at any time and without notice to Huffy if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's books and records, including, without limitation, the Records, and (b) each Borrower shall promptly furnish to such Agent such copies of such books and records or extracts therefrom as such Agent may request, and (c) Agent and any Lender, or a designee, may use during normal business hours such of any Borrower's or Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby jointly and severally represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower, Guarantor and their Subsidiaries is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within the corporate powers of each Borrower and Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificate or articles of incorporation, regulations, by-laws, or other organizational documentation of each Borrower or Guarantor, or any material indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound. This Agreement and the other Financing Agreements to which it is a party constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity. Borrowers and Guarantors do not have any Subsidiaries except as set forth on Schedule 8.1 hereof.

8.2 Financial Statements; No Material Adverse Change. All consolidated financial statements relating to Borrowers and Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent or Lenders have been prepared in accordance with GAAP and fairly present the consolidated financial condition and the consolidated results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein (provided, that, monthly or quarterly statements are subject to normal year-end adjustments and may not contain footnotes required by GAAP). Except as disclosed in Schedule 8.2 hereto, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect, since the date of the most recent audited financial statements of Borrowers and Guarantor, furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts and Inventory are located only at the address set forth on the signature page hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.3 hereto or as to Inventory, the locations permitted under Section 7.3(d) hereof and as to Equipment, the locations permitted under Section 7.4(e) hereof, subject to the right of each Borrower and Guarantor to establish new locations in accordance with Section 9.2 hereof. Schedule 8.3 hereto correctly identifies any of such locations which are not owned by Borrowers and Guarantors and sets forth the owners and/or operators thereof.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral (other than as to specific items of Collateral as to which the security interest of Agent is not required as of the date hereof to be perfected consisting of the Excluded Property) and as to the Term Loan Priority Collateral and the Term Lender Lease Priority Collateral subject to the priorities set forth in the Intercreditor Agreement and subject to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Except as set forth on Schedule 8.5 hereto, each Borrower or Guarantor, as the case may be, has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws, all excise taxes and all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower and Guarantor has collected and remitted to the appropriate tax authority all excise taxes and sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which such Borrower or Guarantor owns any Inventory or owns or leases any other property.

8.6 Litigation. Except as set forth on Schedule 8.6 hereto, there is no present investigation by any Governmental Authority pending, or to the best of the knowledge of any Borrower or Guarantor threatened, against or affecting any Borrower or Guarantor or its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of the knowledge of any Borrower or Guarantor threatened, against any Borrower or Guarantor or its assets or will, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against a Borrower or Guarantor would have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Except as set forth in Schedule 8.7 hereto, each Borrower, Guarantor and their Subsidiaries is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound with respect to which the default or violation of which would have a Material Adverse Effect. Each Borrower, Guarantor and their Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws with respect to which the failure to comply would have a Material Adverse Effect.

(b) Each Borrower, Guarantor and their Subsidiaries has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the "Permits") required for the lawful conduct of its business where the failure to obtain such Permit would have a Material Adverse Effect. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each Borrower, Guarantor and their Subsidiaries to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of each Borrower's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 hereto, no Borrower, Guarantor or any of their Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law where the violation would have a Material Adverse Effect, or violates any license, permit, certificate, approval or similar authorization issued to any Borrower, Guarantor or such Subsidiary thereunder where the violation thereof would have a Material Adverse Effect. Except as set forth on Schedule 8.8 hereto, the operations of each Borrower, Guarantor and their Subsidiaries comply in all respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to comply therewith or the violation thereof would have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 hereto, (i) there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or, to the best of the knowledge of any Borrower and Guarantor threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, Guarantor and their Subsidiaries which would have a Material Adverse Effect, (ii) there has not been any release, spill or discharge of any Hazardous Material on any properties of any Borrower, Guarantor or such Subsidiary, or to the best of the knowledge of any Borrower and Guarantor, releases, spills or discharges from any properties at which any Borrower, Guarantor or such Subsidiary has transported, stored or disposed of any Hazardous Materials which would have a Material Adverse Effect, and (iii) there has not been any generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter which affects any Borrower or Guarantor or its business, operations or assets in any manner which would have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 hereto, no Borrower, Guarantor or any of their Subsidiaries has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which would have a Material Adverse Effect.

(d) Except as set forth on Schedule 8.8 hereto, each Borrower, Guarantor and their Subsidiaries has all licenses, certificates, approvals, similar authorizations and other Permits required to be obtained or filed in connection with the operations of such Borrower, Guarantor and Subsidiary under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations would have a Material Adverse Effect.

8.9 Employee Benefits.

(a) No Borrower or Guarantor has engaged in any transaction in connection with which any Borrower or Guarantor or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

(b) Except for the payment of premium obligations in the ordinary course of business consistent with the current practices of Borrowers and Guarantors, no liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower or Guarantor to be incurred with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates. Except as set forth on Schedule 8.9 hereto, there has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation, provided, that, as to the reportable events described on Schedule 8.9 hereto, each of such event referred to therein have been waived or cured pursuant to the terms of the Term Loan Agreements.

(c) Full payment has been made of all amounts which any Borrower or Guarantor or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

(d) Except as set forth in Schedule 8.9 hereto, the current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower or Guarantor that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

(e) Except as set forth on Schedule 8.9 hereto, no Borrower, Guarantor or any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 9.17 below.

8.11 Intellectual Property. Except as set forth in Schedule 8.11 hereto, each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, each Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 hereto. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the knowledge of each Borrower and Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property. Schedule 8.11 lists all of the agreements or other arrangements of each Borrower pursuant to which such Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of each Borrower as in effect on the date hereof. As of the date hereof, such material license and other material rights are in full force and effect, no default or event of default exists with respect thereto and the Borrower party thereto is in compliance with the terms thereof in all material respects and no party thereto has sent any notice of termination or of its intention to terminate such license or rights, except as set forth on Schedule 8.11 hereto. No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except to the extent permitted under the term of the license agreements listed on Schedule 8.11 hereto.

8.12 Financial Statements.

(a) None of the financial statements, reports and other information furnished or to be furnished by any Borrower or Guarantor to Agent or any Lender with respect to Huffy and its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP consistently applied (other than those unaudited financial statements and reports and other than consolidating financial statements provided to Agent which will be prepared consistent with the current practices of Huffy), and all financial statements shall fairly present the consolidated and consolidating financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

(b) The pro forma balance sheets and future cash flow projections attached as Schedule 8.12 for Huffy and its Subsidiaries (together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by any Borrower or Guarantor to Agent or any Lender prior to the date of this Agreement represent the reasonable, good faith opinion of Borrowers and their management as to the subject matter thereof, provided, that, such projections exclude (i) certain non-recurring reorganization and restructuring charges as described therein, including refinancing charges and professional fees incurred in connection with the transactions contemplated hereunder to the extent not amortized as prepaid interest expenses and (ii) certain intercompany accounting entries affecting the intercompany balances and shareholders' equity of Washington, Huffy Service and Huffy, but not Huffy's shareholders' equity on a consolidated basis.

8.13 Disclosure.

(a) The information contained in the representations and warranties of each Borrower and Guarantor set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Agent or any Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain and will not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

(b) After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes an Event of Default or which, with notice or passage of time or both would constitute an Event of Default.

8.14 Governmental Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrowers and Guarantor which are in full force and effect as of the date hereof, the filing of UCC financing statements and the disclosures and filing required under applicable securities laws and by securities exchanges (which disclosures and filing have been done or shall be done in accordance with such laws).

8.15 Capitalization. All of the issued and outstanding shares of Capital Stock of Huffy Brands, Hufco-Delaware, Huffy Sports, Royce and American are directly and beneficially owned and held by Huffy and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Agent, for itself and the ratable benefit of Lenders, and as permitted hereunder. All of the issued and outstanding shares of Capital Stock of Huffy Service, HCAC and Washington are directly and beneficially owned and held by Huffy Brands and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind except in favor of Agent, for itself and the ratable benefit of Lenders and as permitted herein. Ninety-nine and one-half (99 1/2%) percent of all of the issued and outstanding shares of Class A common stock of Huffy Risk Management, Inc. are owned by Huffy Service, one-half (1/2%) percent of all of the issued and outstanding shares of the Class A common stock of Huffy Risk Management, Inc. are owned by Huffy and one hundred (100%) percent of all of the issued and outstanding shares of the Class B common stock of Huffy Risk Management, Inc. are owned by J.H. Marsh and McClennan.

8.16 Labor Disputes.

(a) Set forth on Schedule 8.16 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower or Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) There is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of the knowledge of any Borrower or Guarantor, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of the knowledge of any Borrower or Guarantor, threatened against it where such complaint, grievance or arbitration would have a Material Adverse Effect, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of the knowledge of any Borrower or Guarantor, threatened against any Borrower or Guarantor where such strike, labor dispute, slowdown or stoppage would have a Material Adverse Effect.

8.17 Corporate Name; Prior Transactions. Each Borrower and Guarantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 8.17 hereto.

8.18 Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its respective Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its respective Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its respective Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent or Lenders in writing.

8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent and Lenders.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, where the failure to preserve, renew, or keep in full force and effect any of the foregoing would have a Material Adverse Effect. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and each Borrower and Guarantor shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of such Borrower, Guarantor or such Subsidiary providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower, Guarantor or such Subsidiary as soon as it is available.

9.2 New Collateral Locations. Each Borrower and Guarantor may open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent ten (10) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect the interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral at such location, including UCC financing statements with respect to the Collateral.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, to comply in all respects with all laws, rules, regulations, licenses, approvals, orders and Permits applicable to it and duly observe all requirements of any Federal, State or local Governmental Authority (including the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws) in each case where the failure to so comply has or would have a Material Adverse Effect.

(b) Each Borrower and Guarantor shall give both oral and written notice to Agent promptly after the receipt by any Borrower or Guarantor of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of any Environmental Law where such violation has or would have a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor where such non-compliance or violation has or would have a Material Adverse Effect or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material where the release, spill or discharge thereof has or would have a Material Adverse Effect or (C) any other environmental, health or safety matter involving a violation of any Environmental Law where such violation has or would have a Material Adverse Effect.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any non-compliance, or any condition which requires any action by or on behalf of Borrower or Guarantor in order to avoid any non-compliance with any Environmental Law where such non-compliance has or would have a Material Adverse Effect, Borrowers and Guarantor shall, at Agent's reasonable request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to such Agent to conduct such tests of the site where such Borrower's or Guarantor's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent, Lenders, their directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any of the Real Property, including the costs of any repair, cleanup or other remedial work required under any Environmental Law or by any governmental authority with respect to such property of such Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans except for such losses, claims, damages, liabilities, costs or expenses as a result of the gross negligence or wilful misconduct of Agent or such Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Agent and Lenders acknowledge that the policies of insurance maintained by Borrowers and Guarantors as disclosed to Agent are satisfactory as of the date hereof based on the circumstances of Borrowers and Guarantors as of the date hereof. If such policies are cancelled or expire, Borrowers and Guarantors may obtain new policies from different insurance companies so long as such policies and insurance company are comparable to the insurance policies and insurance company existing on the date hereof regarding form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required after notice to Huffy, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage (other than as a result of the failure to pay premiums, and ten (10) days prior written notice to Agent of any cancellation or reduction of coverage as the result of the failure to pay premiums) and that Agent may act as attorney for each Borrower, Guarantors or such Subsidiary in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the businesses of Borrowers, Guarantors and their Subsidiaries (if any) in accordance with GAAP and Borrowers and Guarantors shall furnish or cause to be furnished to Agent: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss, and statements of cash flow) and monthly unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss, and statements of cash flow), in each case, all in reasonable detail, fairly presenting the financial position and the results of the operations of Huffy and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Huffy, subject to normal year-end adjustments, and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Sections 9.13 of this Agreement for such month (provided, that, such monthly unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow) and unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow), in each case all in reasonable detail, fairly presenting the financial position and the results of operations of Huffy and its Subsidiaries as of the end of and through such fiscal quarter (provided, that, such quarterly unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), and (iii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Huffy and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, and unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow), in each case all in reasonable detail, fairly presenting the financial position and the results of the operations of Huffy and its Subsidiaries as of the end of and for such fiscal year (provided, that, such annual unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), together with, as to the consolidated financial statements, the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Huffy and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Huffy and its Subsidiaries as of the end of and for the fiscal year then ended. Agent acknowledges that as of the date hereof KPMG Peat Marwick is an independent accounting firm acceptable to Agent for this purpose.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral having a value of $150,000 in any one case or $250,000 in the aggregate or which would have a Material Adverse Effect and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of any Borrower or Guarantor, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or Guarantor to any court or other Governmental Authority requiring a copy or to any Participant or assignee or prospective Participant or assignee, subject to Section 11.4 hereof. In the event that Borrowers or Guarantors shall fail to promptly deliver any copies of financial statements or any reports or management letters prepared by accountants and auditors on behalf of any Borrower, Agent may request such items directly from such accountants and auditors. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of Borrowers and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by such Agent one (1) year after the same are delivered to such Agent, except as otherwise designated by Borrower to such Agent in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) the disposition of worn-out or obsolete Equipment so long as (A) such sales do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any fiscal year and (B) all proceeds are paid to Agent for application to the Obligations in such order and manner as Agent may determine;

(iii) Asset Sales, except as otherwise provided herein, by any Borrower or Guarantor after the date hereof to the extent consented to in writing by Agent and Lenders;

(iv) sales or other dispositions by Huffy of the Equipment and Real Property of Huffy currently located at the premises of Huffy at 2055 Progress Drive, Farmington, Missouri 63640, the Equipment and Real Property of Huffy currently located at 5645 Pepper Chase Drive, Southhaven, Mississippi 38671, the Celina Property, the Real Property subject to the Farmington Lease, the Real Property subject to the Miamisburg Headquarters Lease or the sale or other disposition by HCAC of the Harrisburg Property or the sale by Washington of the Equipment and Real Property of Washington currently located at the premises of Washington at 7130-7150 El Cajon Boulevard, San Diego, California 92115, provided, that, as to each and all such sales,

(A) Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request,

(B) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred,

(C) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, and

(D) any and all Net Available Proceeds payable or delivered to any Borrower or Guarantor in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent for application to the Obligations in such order and manner as Agent may determine, except to the extent otherwise provided in the Intercreditor Agreement, and to such extent, such amounts shall be paid to Term Loan Agent,

(v) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than three (3) Business Days prior written notice of such issuance and sale, which notice shall specify the party selling such Capital Stock, the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except that such Borrower or Guarantor may pay cash dividends in respect of such Capital Stock on terms and conditions and in amounts acceptable to Agent so long as Agent shall have received, in form and substance satisfactory to Agent, an agreement in writing from the holders of such shares of Capital Stock with respect to the rights to payment and other rights of the holder of such shares, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower or Guarantor to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower or Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of any Borrower or Guarantor with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock of such Borrower or Guarantor in effect on the date hereof, and (D) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

(vi) the licensing by Huffy Brands of Intellectual Property owned by it to any Borrower, provided, that, as to any such license: (A) any rights of such Borrower shall be subject to the rights of Agent and Lenders in such Intellectual Property (including the rights of Agent and Lenders to use such Intellectual Property as provided in Section 10.2 hereof), (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent and Lenders with respect to such Intellectual Property, (C) such license as to any Borrower shall be consistent with the reasonable requirements of such Borrower in the ordinary course of its business and on terms no less favorable to such Borrower then such Borrower would otherwise be able to obtain from any person which is not an Affiliate (assuming for this purpose that such other person were the owner of the Intellectual Property subject to such license), (D) no Borrower shall make or be required to make any payments in cash or other immediately available funds or other property to Huffy Brands pursuant to such license arrangements and (E) all Indebtedness and other obligations of any Borrower to Huffy Brands arising in connection with such licensing arrangements shall be subject and subordinate in right of payment to the prior indefeasible payment and satisfaction in full of the Obligation;

(vii) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a stock option plan (including, without limitation, the Amended and Restated 1989 Employee Stock Option Purchase Plan which became effective as of January 1, 1999) or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock option plans or 401(k) plans which would result in a Change of Control or other Event of Default;

(viii) the transfer by Huffy Brands of the Intellectual Property owned by Huffy Brands to the Borrower that licenses such Intellectual Property as of the date hereof from Huffy Brands on or about the date of a Business Unit Sale of the assets of such Borrower, so long as such Business Unit Sale has been consented to by Agent and the Intellectual Property so transferred shall remain subject to the security interest and lien of Agent (such that the security interest and lien of Agent shall continue in the Intellectual Property as so transferred and owned by such Borrower until such security interest and lien may be released pursuant to such Business Unit Sale subject to such terms and conditions as Agent may agree);

(c) wind up, liquidate or dissolve; or

(d) agree to do any of the foregoing.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

(a) liens and security interests of Agent for itself and the benefit of Lenders;

(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to any Borrower, Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the business of any Borrower, Guarantor or such Subsidiary, as the case may be, to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers and the precautionary UCC financing statement filings in respect thereof;

(e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of any Borrower, Guarantor or such Subsidiary, as the case may be, as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(f) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property arising after the date hereof to secure Indebtedness of any Borrower permitted under Section 9.9 hereof so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(g) deposits of cash with the owner or lessor of premises leased and operated by any Borrower in the ordinary course of the business of such Borrower to secure the performance by such Borrower of its obligations under the terms of the lease for such premises; and

(h) liens and security interests of Term Loan Agent for itself and the benefit of Term Loan Lenders on the Collateral to secure the Indebtedness of Borrowers to the Term Loan Lenders permitted under Section 9.9 hereof, which liens and security interests are, in all respects, subject and subordinate in priority to the liens and security interests of Agent in the Collateral (other than the Term Loan Priority Collateral and the Term Lender Lease Priority Collateral) pursuant to the Intercreditor Agreement;

(i) liens and mortgages of Bank of America National Trust and Savings Association on the Real Property and Fixtures related thereto of Washington located at 7130-7150 El Cajon Boulevard, San Diego, California 92115 to secure the Indebtedness of Washington permitted under Section 9.9(d) hereof;

(j) the liens and security interests set forth on Schedule 8.4 hereto.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness arising in the ordinary course of the business of such Borrower, Guarantor or Subsidiary in connection with worker's compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof;

(c) Indebtedness of Borrowers to the Term Loan Lenders evidenced by or arising under the Term Loan Lender Agreements (as in effect on the date hereof), provided, that:

(i) the principal amount of such Indebtedness shall not exceed $40,000,000 as to the Term Loan Senior Debt, $27,134,417 as to the Term Loan Subordinated Debt (which includes amounts for Bank One Letters of Credit, for which payments have been made directly to the beneficiaries by Huffy prior to the date hereof) and $8,750,000 as to the Term Lender Lease Debt, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Term Loan Agreements as in effect on the date hereof,

(ii) as of the date hereof, the total amount of the Term Loan Senior Debt owing to KeyBank is $9,035,978,

(iii) as of the date hereof, the total amount of the Term Loan Subordinated Debt owing to KeyBank is $14,655,635, of which $11,939,582 consists of contingent reimbursement obligations in respect of the KeyBank Letters of Credit and $297,931 consists of the participation by KeyBank in the contingent reimbursement obligations of Huffy to Bank One in respect of the Bank One Letters of Credit,

(iv) as of the date hereof, the total amount of the Term Lender Lease Debt owing to Selco Service Corporation is $2,360,570 which consists of obligations arising pursuant to or in connection with the Miamisburg Headquarters Lease,

(v) as of the date hereof, the total amount of the Term Loan Senior Debt owing to Bank One is $8,936,682.

(vi) as of the date hereof, the total amount of the Term Loan Subordinated Debt owing to Bank One is $3,798,513, of which $34,254 consists of contingent reimbursement obligations in respect of the Bank One Letters of Credit and $1,372,710 consists of the participation by Bank One in the contingent reimbursement obligations of Huffy to KeyBank in respect of the KeyBank Letters of Credit,

(vii) as of the date hereof, the total amount of the Term Lender Lease Debt owing to Asset Holdings Company VI, LLC is $6,061,448 which consists of obligations arising pursuant to or in connection with the Sussex Lease,

(viii) as of the date hereof, the total amount of the Term Loan Debt owing to Bank of America, N.A. is $6,229,172, of which $4,468,341 constitutes Term Loan Senior Debt and $1,760,831 constitutes Term Loan Subordinated Debt (of which $551,299 consists of the participation by Bank of America, N.A. in the contingent reimbursement obligations of Huffy to KeyBank in respect of the KeyBank Letters of Credit and $13,757 consists of the participation by Bank of America, N.A. in the contingent reimbursement obligations of Huffy to Bank One in respect of the Bank One Letters of Credit),

(ix) as of the date hereof, the total amount of the Term Loan Debt owing to Fifth Third Bank, Western Ohio is $6,921,300, of which $4,964,823 constitutes Term Loan Senior Debt and $1,956,477 constitutes Term Loan Subordinated Debt (of which $612,554 consists of the participation by Fifth Third Bank, Western Ohio in the contingent reimbursement obligations of Huffy to KeyBank in respect of the KeyBank Letters of Credit and $15,285 consists of the participation by Fifth Third Bank, Western Ohio in the contingent reimbursement obligations of Huffy to Bank One in respect of the Bank One Letters of Credit),

(x) as of the date hereof, the total amount of the Term Loan Debt owing to National City Bank is $2,768,520, of which $1,985,929 constitutes Term Loan Senior Debt and $782,591 constitutes Term Loan Subordinated Debt (of which $245,022 consists of the participation by National City Bank in the contingent reimbursement obligations of Huffy to KeyBank in respect of the KeyBank Letters of Credit and $6,114 consists of contingent reimbursement obligations of Huffy to Bank One in respect of the Bank One Letters of Credit),

(xi) as of the date hereof, the total amount of the Term Loan Debt owing to Prudential is $14,788,618, which arises pursuant to the Farmington Bonds Guarantee and the Farmington Lease of which $10,608,247 constitutes Term Loan Senior Debt and $4,180,371 constitutes Term Loan Subordinated Debt (of which $1,308,833 consists of the participation by Prudential in the contingent reimbursement obligations of Huffy to KeyBank in respect of the KeyBank Letters of Credit and $32,660 consists of the participation by Prudential in the contingent reimbursement obligations of Huffy to Bank One in respect of the Bank One Letters of Credit),

(xii) as of the date hereof, no default or event of default, or event which with notice or passage of time or both would constitute an event of default exists or has occurred under the Term Loan Lender Agreements;

(xiii) the aggregate amount of such Indebtedness which constitutes Term Loan Subordinated Debt outstanding as of the date hereof is $27,134,417 and the aggregate amount of such Indebtedness which constitutes Term Loan Senior Debt outstanding as of the date hereof is $40,000,000,

(xiv) such Indebtedness consisting of the Term Loan Subordinated Debt is, in all respects, subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full of all of the Obligations,

(xv) as of the date hereof, no event of default or default exists or is continuing under or in respect of the Term Loan Lender Agreements,

(xvi) Borrowers shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that,

(A) Borrowers may make regularly scheduled payments of interest and fees, on an unaccelerated basis, in respect of Term Loan Debt in accordance with the terms of the Term Loan Lender Agreements as in effect on the date hereof;

(B) Huffy may make regularly scheduled payments of principal on an unaccelerated basis, in respect of the Term Loan Subordinated Debt in accordance with the terms of the Restructuring Agreement as in effect on the date hereof; provided, that,

(1) as to each such payment of principal, each of the following conditions is satisfied:

(aa) as of the date of any such payment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than (w) $25,000,000, if such payment is to be made at any time during the period commencing December 31 of any year through and including March 30 of the following year, (x) $20,000,000, if such payment is to be made at any time during the period commencing March 31 of any year through and including June 29 of such year, (y) $25,000,000, if such payment is to be made at any time during the period commencing June 30 of any year through and including September 29 of such year, and (z) $15,000,000, if such payment is to be made at any time during the period commencing September 30 of any year through and including December 30 of such year,

(bb) in no event shall the aggregate amount of all such payments in any fiscal quarter of Huffy exceed $1,000,000 (or such larger amount as may be permitted under Section 9.9(c)(xvi)(B)(2) below but in any event and in each case subject to the satisfaction of the condition in Section 9.9(c)(xvi)(B)(1)(aa) above);

(2) as of the date any such regularly scheduled payment is required to be made under the terms of the Restructuring Agreement, Huffy is not permitted to make such payment as a result of its failure to satisfy the condition set forth in Section 9.9(c)(xvi)(B)(1)(aa) above, at any time thereafter, if such condition is and shall be satisfied, upon three (3) business days prior written notice by Borrowers to Agent, Huffy may make such payment as it did not previously make when due, together with any other payment then due and otherwise permitted hereunder (but only so long as after giving effect to all such payments, the Excess Availability is as required under Section 9.9(c)(xvi)(B)(1)(aa) above); and

(3) in the event that Agent has not received the information that it requires in order to be able to calculate the aggregate amount of the Excess Availability of Borrowers for purposes hereof, (aa) no such payments shall be made until such time as Agent has obtained such information and (bb) Agent shall use all reasonable efforts to obtain such information (including to the extent permitted hereunder and applicable law sending an auditor to the premises of Huffy),

(C) Huffy may make payments of principal in respect of the Term Loan Subordinated Debt in accordance with the terms of the Restructuring Agreement (as in effect on the date hereof) with the proceeds from Asset Sales, to the extent permitted in Sections 2.3, 2.4, 2.5 and 2.6 of the Intercreditor Agreement (and including payments with proceeds from such Asset Sales pursuant to the exercise by Term Loan Agent of its rights or remedies with respect to the Collateral subject to such Asset Sales), provided, that,

(1) as to each such payment of principal, as of the date of any such payment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than (aa) $25,000,000, if such payment is to be made at any time during the period commencing December 31 of any year through and including March 30 of the following year, (bb) $20,000,000, if such payment is to be made at any time during the period commencing March 31 of any year through and including June 29 of such year, (cc) $25,000,000, if such payment is to be made at any time during the period commencing June 30 of any year through and including September 29 of such year, and (dd) $15,000,000, if such payment is to be made at any time during the period commencing September 30 of any year through and including December 30 of such year,

(2) if as of the date any such payment is required to be made under the terms of the Restructuring Agreement, Huffy is not permitted to make such payment as a result of its failure to satisfy the condition set forth in Section 9.9(c)(xvi)(C)(1) above, at any time thereafter, if such condition is and shall be satisfied, upon three (3) Business Days prior written notice by Huffy to Agent, Huffy may make such payment as it did not previously make when due, together with any other payment then due and otherwise permitted hereunder (but only so long as after giving effect to all such payments, the aggregate amount of the Excess Availability of Borrowers is as required under Section 9.9(c)(xvi)(C)(1) above);

(D) Borrowers may make payments of principal in respect of the Term Loan Senior Debt in accordance with the terms of the Term Loan Agreement (as in effect on the date hereof) with the proceeds from Asset Sales to the extent permitted in Sections 2.3, 2.4, 2.5 and 2.6 of the Intercreditor Agreement (and including payments with the proceeds from such Asset Sales pursuant to the exercise by Term Loan Agent of its rights or remedies with respect to the Collateral subject to such Asset Sale);

(E) Huffy may make regularly scheduled monthly rental payments in respect of the Term Lender Lease Debt in accordance with the terms of the Sussex Lease (as in effect on the date hereof) and the Miamisburg Headquarters Lease (as in effect on the date hereof), provided, that, Huffy shall not make or be required to make any payments in respect of the Farmington Lease or otherwise in respect of the Farmington Bonds, except to the extent that any payments in respect of the Term Loan Senior Debt or the Term Loan Subordinated Debt which are permitted to be made hereunder are allocated to the obligations of Huffy in respect thereof;

(F) Huffy may make payments of principal in respect of the Term Lender Lease Debt in accordance with the terms of the applicable Term Lender Lease (as in effect on the date hereof) with the proceeds from Asset Sales to the extent permitted in Section 2.3, 2.4, 2.5 and 2.6 of the Intercreditor Agreement;

(xvii) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Term Loan Lender Agreements as in effect on the date hereof, except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to release any liens or security interests in any assets or properties of any Borrower, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

(xviii) Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(d) Indebtedness of Washington arising pursuant to the Construction Loan Agreement, dated June 1, 1984, between Washington and Bank of America National Trust and Savings Association and the variable interest real estate note, dated June 1, 1984, issued by Washington payable to Bank of America National Trust and Savings Association to evidence such Indebtedness as each in effect on the date hereof; provided, that:

(i) the principal amount of such Indebtedness shall not exceed $705,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such variable interest real estate note as in effect on the date hereof,

(ii) such Indebtedness is not secured by any assets or properties of any Borrower or Guarantor other than Real Property and fixtures of Washington located at 7130-7150 El Cajon Boulevard, San Diego, California 92115,

(iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Washington may make payments of principal and interest in respect of such Indebtedness on a monthly basis of approximately $11,258 when due in accordance with the terms of such variable interest real estate note as in effect on the date hereof,

(iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any of the agreements, except that Washington may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

(v) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials concerning such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(e) Indebtedness of Huffy evidenced by or arising under the Lease Agreement, dated as of August 1, 1994, between the City of Farmington, Missouri, as lessor, and Huffy, as lessee, with respect to the Real Property of Huffy in Farmington, Missouri as in effect on the date hereof; provided, that:

(i) the aggregate amount required to be paid by Huffy pursuant to such Lease Agreement shall not exceed the currently outstanding principal amount of the Farmington Bonds as of the date hereof which is $14,608,247 after giving effect to the payment in respect thereof by Huffy on the date hereof, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in the Farmington Bonds as in effect on the date hereof,

(ii) Borrowers shall not make or be required to make any payments in respect of the Farmington Lease or otherwise in respect of the Farmington Bonds, except (A) to the extent that any payments in respect of the Term Loan Senior Debt or the Term Loan Subordinated Debt which are permitted to be made hereunder are allocated to the obligations of Huffy in respect thereof and (B) for payments required to be made under the terms of such Lease Agreement as in effect on the date hereof directly to the City of Farmington, Missouri, for its own account (and not for the benefit of Prudential) in an amount up to $36,000 in any year and (C) for payments in respect of real estate and personal property taxes with respect to the Real Property subject to the Farmington Lease,

(iii) such Indebtedness is not secured by any assets or properties of any Borrower or Guarantor; provided, that, (A) the rights of Huffy to possession of the Real Property in Farmington, Missouri and certain of the fixtures and equipment located thereon, which are leased by Huffy pursuant to such Lease Agreement are subject to the rights of Prudential to take possession thereof under the terms of such Lease Agreement and (B) such rights of Prudential are subject to the terms and conditions of the Intercreditor Agreement,

(iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any of the Farmington Bond Agreements, except that Huffy may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

(v) Borrowers and Guarantors shall furnish to Agent all notices, demands or other materials concerning such indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(f) Hedging Obligations of Borrower consisting of interest rate protection obligations entered into by Borrower in the ordinary course of the business of Borrower consistent with the current practices of Borrower as of the date hereof; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, are not for speculative purposes and such Indebtedness shall be unsecured;

(g) unsecured Indebtedness of any Borrower to any other Borrower on or arising after the date hereof pursuant to loans or advances by such Borrower to such other Borrower, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent under this clause (g)(i), (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) as of the date of the making of such loan and after giving effect thereto, the Borrower making such loan shall be Solvent; (iv) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, and (v) as of the date of any such loan and after giving effect thereto, the Excess Availability of the Borrower making such loan shall be not less than $15,000,000 as to loans or advances made by Huffy, $1,500,000 as to loans or advances made by Royce, $1,000,000 as to loans or advances made by Huffy Service, $100,000 as to loans or advances made by American or $2,000,000 as to loans or advances made by Washington;

(h) unsecured Indebtedness of any Borrower to any Guarantor or any Subsidiary of any Borrower or Guarantor (other than Borrowers) arising on or after the date hereof pursuant to loans by such Guarantor or Subsidiary thereof to such Borrower, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent,  (ii) Agent shall have received, in form and substance satisfactory to Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor or Subsidiary (as the case may be) and Borrower, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, (iv) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent under this clause (h)(iv), and (v) such Indebtedness shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

(i) unsecured Indebtedness of any Guarantor to any other Guarantor arising on or after the date hereof pursuant to loans by such Guarantor to such other Guarantor, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (iii) as of the date of the making of such loan and after giving effect thereto, the Guarantor making such loan shall be Solvent;

(j) Indebtedness of any Subsidiary of Huffy, other than Borrowers and Guarantors, provided, that, (i) as to any such Indebtedness Borrowers and Guarantors shall not be directly or indirectly liable (by virtue of such Borrower or Guarantor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), (ii) the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of any Borrower or Guarantor to declare a default on Indebtedness of any Borrower or Guarantor or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (iii) the aggregate amount of all of such Indebtedness shall not exceed $250,000 at any time outstanding;

(k) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof owing to any Person (other than any other Borrower or Guarantor); provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereof, (iii) such Indebtedness shall be incurred by such Borrower or Guarantor at commercially reasonable rates and terms in a bona fide arm's length transaction, (iv) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower or Guarantor, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of the Obligations and Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed, such Borrower and Guarantor, (v) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (vi) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $5,000,000, (vii) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or Lenders or any rights of Agent or Lenders as determined in good faith by Agent or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of any Borrower (taken as a whole) as in effect on the date hereof, (viii) Borrowers shall be in compliance with Section 9.13 hereof after giving effect to such Indebtedness on a pro forma basis, (ix) such Borrower or Guarantor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, (x) such Borrower or Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, except as consented to in writing by Agent, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (xi) Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower and Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(l) unsecured Indebtedness of any Borrower to any senior management employees of such Borrower arising pursuant to retention agreements of such Borrower with such employee and unsecured Indebtedness of any Borrower to any non-senior management employees of such Borrower arising pursuant to the severance policies of such Borrower, in each case in connection with a proposed Business Unit Sale with respect to the Borrower by whom such employees are employed, provided, that, (i) promptly upon Agent's request, Borrowers shall provide to Agent a copy of such severance policies and retention agreements and the terms of such arrangements and other information with respect thereto as may be requested by Agent, (ii) the amounts which such Borrower is obligated to pay pursuant to such severance obligations and retention agreements shall only be payable to the employees upon the effectiveness of the Business Unit Sale with respect to the Borrower by whom the employees are employed, and (iii) the aggregate amount that Borrowers and Guarantors shall be required to pay (contingent or otherwise) pursuant to all such arrangements in connection with any Business Unit Sale, together with the amount of all loans made to such employees permitted under Section 9.10(n) hereof, shall not exceed the applicable amount allowed as set forth in Exhibit E to the Intercreditor Agreement;

(m) Indebtedness existing as of the date hereof set forth on Schedule 9.9 hereto, provided, that, (i) the Borrower obligated in respect of such Indebtedness or Guarantor (as the case may be) may only make regularly scheduled payments or mandatory prepayments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower or Guarantor shall not, directly or indirectly, amend, modify, alter or change the terms of the agreements, documents and instruments entered into in connection therewith, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, (iii) such Borrower or Guarantor shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) such Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.10 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or hold any cash or Cash Equivalents. or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) guarantees by any Borrower or Guarantor of the Obligations in favor of Agent and Lenders;

(b) the endorsement of instruments for collection or deposit in the ordinary course of business;

(c) investments in cash or Cash Equivalents so long as there are no Loans outstanding and such investments are pledged and delivered to Agent upon Agent's request;

(d) the existing equity investments of each Borrower and Guarantor as of the date hereof in its respective Subsidiaries as of the date hereof;

(e) stock or obligations issued to a Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

(f) obligations or account debtors to a Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Agent, for itself and the ratable benefit of Lenders, by such Borrower and promptly delivered to Agent as so endorsed;

(g) loans and advances by any Borrower, Guarantor or any Subsidiary to employees of such Borrower, Guarantor or Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower, Guarantor or Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(h) the existing equity investment of Washington in WIS Brasil Boucinhas Campos Inventory Service Ltda., a Brazilian corporation based in Sao Paulo, Brazil, of which Washington owns fifty-one (51%) percent of all of the issued and outstanding shares of Capital Stock and the existing equity investment of Washington in Japan Asset Inventory Co. Ltd., a Japanese corporation, of which Washington owns twenty (20%) percent of all of the issued and outstanding shares of Capital Stock, provided, that, in no event shall any Borrower or Guarantor have any obligation or liability, direct or indirect, to make any further capital or other contributions or payments in respect of such corporations or have any obligation or liability in connection with such corporations;

(i) the Farmington Bond Guarantee by Huffy in favor of Prudential with respect to the obligations of the City of Farmington, Missouri evidenced by the Farmington Bonds as in effect on the date hereof, provided, that, as to such guarantee, (i) the Indebtedness arising pursuant to such guarantee is for all purposes Term Loan Senior Debt and Term Loan Subordinated Debt included in the amounts set forth in Section 9.9(c)(xi) hereof and subject to the terms of Section 9.9(c)(xvi) hereof and the Intercreditor Agreement, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such guarantee or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantee, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such guarantee or the Indebtedness subject to such guarantee either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j) loans by any Borrower to any other Borrower to the extent the Indebtedness of such Borrower arising pursuant to such loans are permitted under Section 9.9(g);

(k) loans by any Guarantor or any Subsidiary of any Guarantor to any Borrower to the extent the Indebtedness of such Borrower to such Guarantor (or Subsidiary) arising pursuant to such loans is permitted under Section 9.9(h) hereof;

(l) loans by any Guarantor to any other Guarantor to the extent the Indebtedness of such Guarantor to such Borrower arising pursuant to such loans is permitted under Section 9.9(i) hereof;

(m) unsecured guarantees by any Borrower, Guarantor or any of their respective Subsidiaries of the obligations of any Borrower, Guarantor or other Subsidiary of any Borrower or Guarantor to any third party with respect to leases of real property or personal property in the ordinary course of business and other such unsecured guarantees, provided, that, (i) the aggregate amount of the liability of all Borrowers pursuant to such other unsecured guarantees shall not exceed $250,000 in the aggregate and (ii) as to all such guarantees, no Borrower shall guarantee any obligations of any Subsidiary of any Borrower or Guarantor which is not a Borrower or Guarantor;

(n) loans by any Borrower to senior management employees of such Borrower in connection with a proposed Business Unit Sale of the assets or Capital Stock of such Borrower, provided, that, (i) promptly upon Agent's request, Borrowers shall provide to Agent a copy or the original of all agreements evidencing or relating to such arrangements, including the original of any note evidencing the Indebtedness arising pursuant to such loans, and such other information with respect thereto as Agent may request, and (ii) the aggregate amount of such loans, together with the amounts which Borrowers may be required to pay (whether contingent upon a Business Unit Sale or otherwise) pursuant to the severance arrangements and retention agreements permitted under Section 9.9(l) hereof, shall not exceed the applicable amount allowed as set forth in Exhibit E to the Intercreditor Agreement;

(o) the existing loans, advances and guarantees by any Borrower and Guarantor outstanding as of the date hereof as set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except that (a) any Subsidiary of a Borrower may pay dividends to such Borrower; (b) any Borrower or Guarantor may pay dividends to the extent permitted in Section 9.12 below; (c) any Borrower, Guarantor or any of their respective Subsidiaries may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000; and (d) Huffy may, on the date hereof, pay a dividend, in respect of common stock of Huffy which had been declared but not paid as of July, 1999, provided, that, (i) such dividend shall be paid on the date hereof and (ii) the aggregate amount of all payments in respect of such dividend shall not exceed $860,000.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, or render or obtain any services to or from, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's, Guarantor's or Subsidiary's (as the case may be) business and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subsidiary than it would obtain in a comparable arm's length transaction with a person who is not an Affiliate; or

(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower, Guarantor or Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Borrower to any other Borrower in respect of Indebtedness arising pursuant to loans made by such Borrower or Guarantor to the extent such Indebtedness permitted under Section 9.9 hereof, (iii) payments by a Borrower or Guarantor to Huffy for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Huffy on behalf of the other Borrowers or Guarantor in the ordinary course of their respective businesses or as the same may be directly attributable to the other Borrowers or Guarantors and (iv) payments by a Borrower in respect of severance arrangements and retention agreements with senior management employees permitted under Section 9.9 hereof in connection with a proposed Business Unit Sale upon the effectiveness of the transfer of assets to such Business Unit Sale, subject to the limitation on the amount of such payments set forth in Section 9.9 hereof.

9.13 Minimum EBITDA.

(a) The EBITDA of Huffy for each fiscal month in the year 2000 shall be not less than the amount for such month calculated as follows: (i) the sum of the EBITDA of the business units of Huffy for such month set forth on Schedule 9.13 hereof (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) minus (ii) the greater of (A) the amount equal to forty (40%) percent multiplied by the sum of the EBITDA of the business units of Huffy for such months set forth on Schedule 9.13 hereof (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) or (B) $750,000. The EBITDA used for the purpose of the foregoing calculations shall be the amount designated on Schedule 9.13 as the line item "EBITDA per November 17, 1999 Projections" for each of the Huffy business units.

(b) The EBITDA of Huffy for each fiscal quarter in the year 2000 shall be not less than the amount for such quarter calculated as follows: (i) the sum of the EBITDA of the business units of Huffy for each month as set forth on Schedule 9.13 hereto (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) for the three (3) months in such fiscal quarter multiplied by (ii) eighty (80%) percent.

(c) The EBITDA of Huffy for each fiscal month in the year 2001 shall be not less than the greater of: (i) the amount equal to the EBITDA of Huffy required to be maintained in the corresponding month in the year 2000 calculated as provided in Section 9.13(a) above or (ii) the amount for such month calculated as follows: (A) the sum of the EBITDA of the business units of Huffy for such months set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) minus (B) the greater of (1) the amount equal to forty (40%) percent multiplied by the sum of the EBITDA of the business units of Huffy for such month set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) or (2) $750,000.

(d) The EBITDA of Huffy for each fiscal quarter in the year 2001 shall be not less than the greater of: (i) the amount equal to the EBITDA of Huffy required to be maintained in the corresponding quarter in the year 2000 calculated as provided in Section 9.13(b) above or

(ii) the amount for such quarter calculated as follows: (A) the sum of the EBITDA of the business units of Huffy for each month as set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) for the three (3) months in such fiscal quarter multiplied by (B) eighty (80%) percent.

(e) Borrowers shall deliver to Agent not later than December 1, 2000 detailed projections in form substantially consistent with the projections set forth on Schedule 8.12 hereto (and otherwise in a manner consistent with such projections except as Agent may otherwise specifically agree) and containing such information with respect thereto as Agent may reasonably require. Such projections are referred to herein as the "2001 Projections." The 2001 Projections, together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto, furnished by Borrowers to Agent shall represent the reasonable, good faith opinion of Borrowers and their management as to the subject matter thereof and shall be based on assumptions which are reasonable under the circumstances at the time.

9.14 Changes in Business. Each Borrower, Guarantor and their Subsidiaries shall not engage in any business other than the businesses of such Borrower, Guarantor or Subsidiary on the date hereof and any businesses reasonably related, ancillary or complimentary to the businesses in which such Borrower, Guarantor or Subsidiary are engaged on the date hereof.

9.15 Sale and Leasebacks. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, Guarantor or Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of Capital Leases permitted under Section 9.9 hereof).

9.16 Compliance with ERISA.

(a) Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, with respect to any "employee benefit plans" maintained by any Borrower or Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower, Guarantor or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event (except as disclosed in Schedule 8.9 hereof, but subject to the representation with respect thereto set forth in Section 8.9 hereof) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

(b) As used in this Section 9.16, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

9.17 Additional Bank Accounts. Each Borrower and Guarantor shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish and (b) as to any accounts used by any Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent.

9.18 End of Fiscal Years; Fiscal Quarters. Huffy shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on or around March 31, June 30, September 30 and December 31 of each year.

9.19 Capital Expenditures. Huffy and its Subsidiaries shall not, directly or indirectly, make any Capital Expenditures in excess of $7,500,000 in any fiscal year.

9.20 Year 2000 Compliance. Each Borrower and Guarantor shall take all action which may be required so that its computer-based information systems, including, without limitation, all of its proprietary computer hardware and software (and whether supplied by others or with which Borrowers' or Guarantors' systems interface) are able to operate effectively and correctly process data using dates on or after January 1, 2000. Compliance with the foregoing shall mean that the systems will operate and correctly process data without human intervention such that (a)  there is correct century recognition, (b) calculations properly accommodate same century and multi-century formulas and date values,  and (c) all leap years shall be calculated correctly. Upon Agent's request, Borrowers and Guarantors shall certify to Agent in writing that its information systems have been modified, updated and programmed as required by this Section, provided, that, Borrowers and Guarantors have received any certification from Agent and Lenders required in order for Borrowers and Guarantors to provide such certification to Agent. On and after January 1, 2000, the computer-based information systems of Borrowers and Guarantors shall be, and with ordinary course upgrading and maintenance, will continue to be sufficient to permit Borrowers and Guarantors to conduct their businesses without any adverse effect as a result of the year 2000.

9.21 Costs and Expenses. Each Borrower and Guarantor shall pay to Agent, for itself and the benefit of Lenders, all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the rights of Agent and Lenders, in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, for the ratable benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent or any Lender during the course of periodic field examinations of the Collateral and any Borrower's or Guarantor's operations, plus a per diem charge at the rate of $650 per person per day for Agent's or any Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

9.22 Further Assurances. At the request of Agent or any Lender at any time and from time to time, each Borrower and Guarantor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Huffy representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such a request, Agent and Lenders may, at the option of Agent, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate. Where permitted by law, each Borrower hereby authorizes Agent to execute and file one or more UCC financing statements signed only by Agent.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

(a) (i) any Borrower fails to pay any of the Obligations within three (3) days after the due date thereof or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.17, 9.20 or 9.22 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by Borrower or any Obligor to any Agent or Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $1,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $1,000,000;

(e) any Borrower or Obligor dissolves or suspends or discontinues doing business;

(f) any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property; or

(i) any default by any Borrower or Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Agent or any Lender (including any of the Term Loan Lender Agreements), or any Capital Leases, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent or any Lender, in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;

(j) any Change of Control;

(k) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of which any Borrower, Obligor or Agent or any Lender receives notice, of any Borrower or Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or (ii) any other property of such Borrower which is necessary or material to the conduct of its business;

(l) any customer of the Huffy Bicycle Company Division of Huffy, Royce and American (taken as a whole), the Huffy Sports Company Division of Huffy, Huffy Service or Washington which accounts for more than ten (10%) percent or more of the revenues of the Huffy Bicycle Company Division of Huffy, Royce and American (taken as a whole), the Huffy Sports Company Division of Huffy, Huffy Service or Washington, as the case may be, as set forth in the November 17, 1999 projections provided by Huffy to Agent prior to the date hereof for its fiscal year ending December 31, 2000 shall terminate its arrangements with such Borrower or shall cease purchasing Inventory or obtaining services from such Borrower or indicate its intention to cease purchasing Inventory or obtaining services from such Borrower or shall terminate or cancel all or any substantial portion of its orders or contracts;

(m) there shall be an act, condition or event which has a Material Adverse Effect after the date hereof; or

(n) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, and upon the direction of the Required Lenders, Agent shall, (i) upon notice to Huffy, accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vii) upon notice to Huffy, terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent, for the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Huffy designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

(c) For the purpose of enabling Agent and Lenders to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrowers or Guarantors) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property now owned or hereafter acquired by any Borrower or Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(d) Agent may apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as it may elect, whether or not then due. Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

(e) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, Agent may and, upon the direction of the Required Lenders, Agent shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent or Lenders to Borrowers.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS

AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

(b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent or any Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or its property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at Agent or any Lender's option, by service upon such Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor, as the case may be, shall appear in answer to such process, failing which such Borrower or Guarantor, as the case may be, shall be deemed in default and judgment may be entered by Agent or any Lender against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTOR, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, AGENT OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Lenders shall not have any liability to Borrowers or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, notice of intent to accelerate, notice of acceleration, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent may elect to give shall entitle any Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3(b) hereof. Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided in Section 11.3(b) hereof. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power/and or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Agent and the Required Lenders, and as to amendments to any of the Financing Agreements, by Borrowers; except, that, any change, waiver, discharge or termination with respect to the following shall require the consent of Agent and all Lenders:

(i) the extension of the Final Maturity Date,

(ii) reduction in the interest rate or any fees or the extension of the time of payment of interest or any fees or reduction in the principal amount of any Loan or Letter of Credit Accommodations,

(iii) increase in the Commitment of any Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Commitment of any Lender),

(iv) the release of any Collateral (except as expressly required by the Financing Agreements and except as permitted under Section 12.11(b) hereof),

(v) the amendment, modification or waiver of: (A) the terms of the following definitions or any provisions relating thereto: Eligible Accounts, Eligible Inventory, Excess Availability, Final Maturity Date, Maximum Credit, or (B) any provision of this Section 11.3,

(vi) the reduction of any percentage specified in the definition of Required Lenders,

(vii) the consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, or

(viii) the increase in the advance rates constituting part of the Borrowing Base.

(c) Notwithstanding anything to the contrary contained in Section 11.3(b) above, in the event that any Borrower requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Borrower and the Required Lenders, Borrower and the Required Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the "Minority Lenders") to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers and the Required Lenders may determine to be appropriate.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

11.4 Confidentiality.

(a) Each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers and Guarantors pursuant to this Agreement which is marked as confidential at the time such information is furnished by Borrowers and Guarantors to such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which such Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have been instructed to treat such information as confidential in accordance with this Section 11.4 and shall have acknowledged such instructions and agreed to comply therewith, (v) to counsel for Agent or any Lender or any participant or assignee (or prospective participant or assignee) or (vi) to Term Loan Agent or any Term Loan Lender. In the event that any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, such Lender agrees (A) to the extent permitted by applicable law of if permitted by applicable law, statute, rule or regulation to the extent such Lender determines in good faith that it will not create any risk of liability to such Lender, that such Lender will promptly notify Huffy of such request so that Huffy may seek a protective order or other appropriate relief or remedy and (B) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of such Lender's reasonable expenses, cooperate with Borrowers and Guarantors in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrowers or Guarantors so designate, to the extent permitted by applicable law or if permitted by applicable law, to the extent such Lender determines in good faith that it will not create any risk of liability to such Lender.

(b) In no event shall this Section 11.4 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or Guarantor or any third party without breach of this Section 11.4 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, or in violation of any other confidentiality agreement in favor of a Borrower or Guarantor to the extent Agent has actual knowledge of such agreement and the violation thereof at the time it receives such information, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender on a non-confidential basis from a person other than Borrowers and Guarantors other than in violation of a confidentiality agreement in favor of a Borrower or Guarantor by such person to the extent Agent has actual knowledge of such agreement and the violation thereof at the time it receives such information, (iii) require Agent or any Lender to return any materials furnished by Borrowers and Guarantors to Agent or any Lender or (iv) prevent Agent or any Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 11.4 shall supersede and replace the obligations of Agent and any Lender under any confidentiality letter signed prior to the date hereof.

11.5 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.6 Indemnification. Each Borrower and Guarantor shall indemnify and hold Agent and each Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any of the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except for such losses, claims, damages, liabilities, costs or expenses resulting from the gross negligence or wilful misconduct of a Lender, its directors, agents, employees or counsel as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or any Borrower or Guarantor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower and Guarantor (and any of their Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from any Borrower and Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting the Obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and Guarantor and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to a Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to any Borrower exceed the Borrowing Base of such Borrower as such Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to such Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base of such Borrower shall not exceed the amount equal to ten (10%) percent of the Borrowing Base of such Borrower at the time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) without the consent of all Lenders, Agent shall not make any such additional Loans or Letter of Credit Accommodations more than ninety (90) days from the date of the first such additional Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.8.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports");

(b) expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report; provided, that, nothing contained in this Section 12.10 shall be construed to limit the liability of Agent under Section 12.1(c) hereof in the event of the gross negligence or wilful misconduct of Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding any Borrower and Guarantor and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.4 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed $5,000,000 in the aggregate outstanding at any time) or (ii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Huffy in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate then payable by Borrowers in respect of the Loans as set forth in Section 3.1(a) hereof.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Huffy certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value of less than $2,000,000, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

(c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for itself and the benefit of the Lenders upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12 Agency for Perfection. Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Agent, for the ratable benefit of Lenders, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent, for the ratable benefit of Lenders, in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Huffy for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, Guarantor and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word "including" when used in this Agreement shall mean "including, without limitation".

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof.

(h) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and Lenders and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

13.3 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their addresses set forth below and to any Borrower and Guarantor at their chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, ten (10) days after mailing.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lenders, Agent, Borrowers and Guarantor and their respective successors and assigns, except that Borrowers and Guarantor may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Agent, except as permitted under Section 13.6 hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 13.6 where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of any Borrower, Guarantor, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.6 Assignments; Participations.

(a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements; to its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or to one or more Lenders or (ii) assign all, or if less than all a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, (B) if such Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an "insurance company general account," as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) ("PTCE 95-60), and, as of the date of the assignment, there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Guarantor, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers, Guarantor and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Guarantor or any of their Subsidiaries or the performance or observance by Borrowers or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrowers, Guarantor or their Subsidiaries in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantor, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Huffy and provision by Huffy of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an "insurance company general account, " as such term is defined in the "PTCE 95-60", and, as of the date of the transfer there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(g) Borrowers shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants. Borrowers shall certify the correctness, completeness and accuracy of all descriptions of each Borrower and its affairs provided, prepared or reviewed by Borrowers that are contained in any selling materials and all other information provided by it and included in such materials.

13.7 Participant's Security Interests. If a Participant shall at any time participate with any Lender in the Loans and Letter of Credit Accommodations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

13.9 Confession of Judgment. Each Borrower authorizes any attorney at law to appear before any Court of Record, state or Federal, in the county or judicial district where this Agreement was executed or where such Borrower resides or may be found, after the unpaid principal balance of the Obligations hereunder becomes due, either by lapse of time or by operation of any provision for acceleration of maturity contained in this Agreement (provided, that, Agent shall give Huffy not less than ten (10) days written notice prior to such appearance) and waive the issuance and service of process, admit the maturity of the Obligations hereunder, by reason of acceleration or otherwise, enter appearance and confess judgment against the Borrowers in favor of the Agent or any other Lender for the amount then appearing due hereunder, together with interest thereon and costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. Each Borrower agrees that the attorneys for the Agent or any other Lender may confess judgment pursuant to the foregoing warrant of attorney, provided such attorney does not regularly represent Borrowers. Each Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive compensation for such attorney's services from the Agent or any Lender hereunder. The foregoing warrant of attorney shall survive any judgment and may be used from time to time without exhausting the right to further use the warrant of attorney and, if any judgment be vacated for any reason, the Agent or any Lender hereunder nevertheless may use the foregoing warrant of attorney to obtain an additional judgment or judgments against the Borrowers.

"WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PARTY TO COMPLY WITH THIS AGREEMENT, OR ANY OTHER CAUSE."

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IN WITNESS WHEREOF, Agents, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

ROYCE UNION BICYCLE COMPANY

By: /s/Timothy G. Howard

Title: Vice President

Chief Executive Office:

400 Oser Avenue

Hauppauge, New York 11788

HUFFY SERVICE FIRST, INC.

By: /s/Timothy G. Howard

Title: Vice President

Chief Executive Office:

8521 Gander Creek Drive

Miamisburg, Ohio 45342

AMERICAN SPORTS DESIGN COMPANY

By: /s/Timothy G. Howard

Title: Vice President

Chief Executive Office:

901 Pleasant Valley Drive

Springboro, Ohio 45066

HUFFY CORPORATION

By: /s/ Robert W. Lafferty

Title: Vice President - Finance

Chief Executive Office:

225 Byers Road

Miamisburg, Ohio 45342

WASHINGTON INVENTORY SERVICE

By: /s/Timothy G. Howard

Title: Vice President

Chief Executive Office:

9265 Sky Park Court

San Diego, California 92123

GUARANTORS

HUFFY BRANDS COMPANY

By: /s/Timothy G. Howard

Title: Vice President

Chief Executive Office:

225 Byers Road

Miamisburg, Ohio 45342

HUFFY RISK MANAGEMENT, INC.

By: /s/Timothy G. Howard

Title: President

Chief Executive Office:

225 Byers Road

Miamisburg, Ohio 45342

HUFCO-DELAWARE COMPANY

By: /s/Timothy G. Howard

Title: Asst Treasurer

Chief Executive Office:

225 Byers Road

Miamisburg, Ohio 45342

HUFFY SPORTS, INC.

By: /s/Timothy G. Howard

Title: Asst Treasurer

Chief Executive Office:

225 Byers Road

Miamisburg, Ohio 45342

HCAC, INC.

By: /s/Timothy G. Howard

Title: Asst Treasurer

Chief Executive Office:

225 Byers Road

Miamisburg, Ohio 45342

AGENT

CONGRESS FINANCIAL CORPORATION,

(CENTRAL), as Agent

By: /s/Casimir Mazurkiewicz

Title: SVP

Address:

150 South Wacker Drive

Chicago, Illinois 60606

LENDER

CONGRESS FINANCIAL CORPORATION

(CENTRAL)

By: /s/Casimir Mazurkiewicz

Title: SVP

Address:

150 South Wacker Drive

Chicago, Illinois 60606

Commitment:

$100,000,000